                                                                     EXHIBIT 99O


                    ------------------------------------------------------------

                    COMPLETE APPRAISAL OF REAL PROPERTY

                    CABLEPRODUCTOS DE CHIHUAHUA, S.A. DE C.V.
                    An Industrial Manufacturing/Warehouse Facility Prolongacion Avenue de Las Americas
                    Parque Industrial Las Americas
                    Chihuahua, Chihuahua, Mexico

                    C & W Appraisal File No. 98-90842


                    ------------------------------------------------------------

                    IN A COMPLETE FORMAT

                    As of May 29, 1998


                    Prepared For:

                    PPM FINANCE, INC.
                    Attention:  Ms. Barbara Buck
                    Suite 1200
                    225 West Wacker Drive
                    Chicago, Illinois  60025
                    and
                    ZENITH ELECTRONICS CORPORATION
                    Attention:  Ms. Beverly Wyckoff
                    1000 Milwaukee Avenue
                    Glenview, Illinois  60025

                    Prepared By:

                    CUSHMAN & WAKEFIELD OF ARIZONA, INC.
                    Valuation & Consulting Services
                    Suite 300
                    1850 North Central Avenue
                    Phoenix, Arizona 85004-4540

June 12, 1998



PPM FINANCE, INC.
Attention:  Ms. Barbara Buck
Suite 1200
225 West Wacker Drive
Chicago, Illinois  60025
and
ZENITH ELECTRONICS CORPORATION
Attention:  Ms. Beverly Wyckoff
1000 Milwaukee Avenue
Glenview, Illinois  60025

Re:   Complete Appraisal of Real Property
      Cableproductos de Chihuahua, S.A. de C.V.
      An Industrial Manufacturing/Warehouse Facility
      Prolongacion Avenue de Las Americas
      Parque Industrial Las Americas
      Chihuahua, Chihuahua, Mexico

Dear Ms. Buck and Ms. Wyckoff:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Arizona, Inc., is pleased to transmit our report estimating the market value of the fee simple interest in the subject property as is.

      As specified in the Letter of Engagement, the value opinion reported is qualified by certain assumptions, limiting conditions, certifications and definitions, which are set forth in the report. This is a complete appraisal prepared in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

      This report was prepared for the client, and it is intended only for the specified use of the client. It may not be distributed to, or relied upon by, other persons or entities without written permission of Cushman & Wakefield of Arizona, Inc.

      The subject consists of a single tenant industrial facility encompassing three buildings with 245,686 square feet on two sites separated by a street. The facility is utilized by a subsidiary of Zenith for the manufacturing and warehousing of cable descrambler boxes. The improvements were constructed in 1982 to 1989 and are in average condition, with no major deferred maintenance noted.

Ms. Buck and Ms. Wyckoff
June 12, 1998
Page 2

      Although the improvements reflect only a 30 percent site coverage, we have not considered any excess land, but reflected this low ratio within the valuation processes of the individual approaches.

      Michael L. Miller, MAI inspected the subject property and prepared the report. As a result of our analysis, we have formed an opinion that the market value of the fee simple estate in the manufacturing facility, subject to the assumptions, limiting conditions, certifications and definitions, as of May 29, 1998, is:

                              FEE SIMPLE INTEREST
                              -------------------

               SIX MILLION FOUR HUNDRED THIRTY THOUSAND DOLLARS
                                  $6,430,000

      At the request of the client, we have estimated the liquidation value of the subject property. This assumes a six month sale period, which is less than the estimated marketing period if sold at the market value previously noted. This estimate of liquidation value, as of the date of appraisal and assuming a six month sale period, is:

                               LIQUIDATION VALUE
                               -----------------

                  FIVE MILLION SEVEN HUNDRED THOUSAND DOLLARS
                                  $5,700,000

      This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and an Addendum.


Respectfully submitted,

CUSHMAN & WAKEFIELD OF ARIZONA, INC.



Michael L. Miller, MAI
Director
Valuation Advisory Services

                   SUMMARY OF SALIENT FACTS AND CONCLUSIONS
--------------------------------------------------------------------------------
PROPERTY NAME:                               Cableproductos de Chihuahua, S.A.
                                             de C.V.

LOCATION:                                    Prolongacion Avenue de Las
                                             Americas, Parque Industrial Las
                                             Americas Chihuahua, Chihuahua,
                                             Mexico 185389

INTEREST APPRAISED:                          Fee simple estate

DATE OF VALUE:                               May 29, 1998

DATE OF INSPECTION:                          May 29, 1998

OWNERSHIP:                                   Zenith

LAND AREA (BOTH SITES):                      18.89 acres or 822,848 square feet
      Plant 4 and 4b:                        16.02 acres or 697,831 square feet
      Plant 11:                              2.87 acres or 125,017 square feet

ZONING:                                      Industrial (assembly non-
                                             contaminants)

HIGHEST AND BEST USE
      If Vacant:                             Industrial development

      As Improved:                           Continued single-tenant industrial
                                             use

IMPROVEMENTS
      Type:                                  Single-tenant industrial
                                             manufacturing and warehouse
                                             building
      Year Built:                            1982 to 1989
      Type of Construction:                  Tilt wall and masonry block with
                                             roof truss system and built-up
                                             cover
      Gross Building Area (3 buildings):     245,686 square feet
          Plant 4:                           141,546 square feet
          Plant 4b:                          50,000 square feet
          Plant 11:                          54,140 square feet
      Condition:                             Average

     VALUE INDICATORS
      MARKET VALUE
         Cost Approach:                      $6,750,000
              Land Value:                    $2,060,000
         Sales Comparison Approach:          $6,260,000
         Income Approach:                    $6,790,000

                                   SUMMARY OF SALIENT FACTS AND CONCLUSIONS
--------------------------------------------------------------------------------
VALUE CONCLUSION (INCLUSIVE OF )
      Fee Simple (Market Value):                        $6,430,000
      Liquidation Value:                                $5,700,000

ESTIMATED MARKETING TIME:
      Fee Simple (Market Value):                        12 to 18 months
      Liquidation Value:                                Less than 6 months

                                                            TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                                PAGE
SUMMARY OF SALIENT FACTS AND CONCLUSIONS
INTRODUCTION     ..............................................................................  1
      Identification of Property...............................................................  1
      Property Ownership and Recent History....................................................  1
      Purpose and Function of the Appraisal....................................................  1
      Scope of the Appraisal...................................................................  1
      Date of Value and Property Inspection....................................................  2
      Property Rights Appraised................................................................  2
      Definitions of Value, Interest Appraised, and Other Pertinent Terms......................  2
      Legal Description........................................................................  3
      Personal Property........................................................................  3
      Reporting Guidelines.....................................................................  3
      Marketing Time...........................................................................  3

REGIONAL ANALYSIS..............................................................................  5
MAQUILADORA ANALYSIS........................................................................... 12
MAQUILADORA INDUSTRY........................................................................... 21
INDUSTRIAL MARKET ANALYSIS..................................................................... 26
NEIGHBORHOOD ANALYSIS.......................................................................... 32

PROPERTY DESCRIPTION........................................................................... 34
      Site Description......................................................................... 34
      Improvements Description................................................................. 35

ZONING......................................................................................... 39
REAL ESTATE ASSESSMENTS AND TAXES.............................................................. 40

HIGHEST AND BEST USE........................................................................... 41
VALUATION METHODOLOGY.......................................................................... 44

COST APPROACH.................................................................................. 45
SALES COMPARISON APPROACH...................................................................... 54
INCOME APPROACH................................................................................ 60

RECONCILIATION AND FINAL VALUE ESTIMATE........................................................ 64
ASSUMPTIONS AND LIMITING CONDITIONS............................................................ 66
CERTIFICATION OF APPRAISAL..................................................................... 68

ADDENDA........................................................................................ 72
Subject Photographs
Legal Description
Building Plans
Qualifications of Appraiser

                                                                 INTRODUCTION
--------------------------------------------------------------------------------

IDENTIFICATION OF PROPERTY

      The subject property is known as the Cableproductos de Chihuahua, S.A. de C.V., a subsidiary of Zenith. The improvements consist of three industrial manufacturing/warehouse buildings totaling 245,686 square feet of gross building area. The site consists of two contiguous parcels of land separated by a street and contains 18.89 acres. The physical address is Prolongacion Avenue de Las Americas, Parque Industrial Las Americas, in the city of Chihuahua, state of Chihuahua, Mexico.

      The subject property is within an established industrial park in the southwest quadrant of the city of Chihuahua. The subject has immediate access to Avenida Homero, a major circular thoroughfare in the city. The neighborhood is predominantly industrial with residential interspersed at the peripheral.

PROPERTY OWNERSHIP AND RECENT HISTORY

      The subject site was acquired by the current owners prior to 1982 and subsequently constructed the improvements in 1982 to 1989. Minor interior remodeling has periodically occurred as demands on manufacturing have changed. It was reported that an offer was made by an adjacent property owner within the last year, but terms could not be confirmed. No prior sales, listings, or offers are known to have occurred in the last three years.

      We were provided a property description of the property prepared on May 15, 1998 by Baker & McKenzie of Juarez, Mexico. A copy of this is included in the Addenda and outlines the recorded descriptions of the subject property and the Zenith property in Juarez, Mexico.

PURPOSE AND FUNCTION OF THE APPRAISAL

      The purpose of the appraisal is to provide an estimate of the market value of the fee simple interest in the subject property as is. At the request of the client, we have estimated the liquidation value of the subject property. This assumes a six month sale period, which is less than the estimated marketing period if sold at the market value previously noted. It is our understanding the appraisal will be utilized to assist in making management decisions relative to financing.

SCOPE OF THE APPRAISAL

      In the process of preparing this appraisal, we:

 .    Inspected the building and site improvements with the production manager.

 .    Drove every major street in the community and inspected all large commercial, industrial and office facilities, and all industrial parks within the community.

 .    Conducted market research and analysis regarding the socio-economic makeup of the country and the specific community where the subject is located.

 .    Prepared specific interviews and reviewed business and industrial overviews prepared by Cushman & Wakefield/GCI, Northern Mexico's regional economic centers, real estate brokers, and industrial developers in order to prepare a comprehensive overview of the maquiladora market.

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                                      -1-

                                                                 INTRODUCTION
--------------------------------------------------------------------------------

 .    Conducted market research and analysis of occupancies, asking rents, concessions, and operating expenses at competing properties. This included phone conversations with industrial park managers, the individual maquiladora production managers, area real estate brokers in the U.S. and throughout Mexico. Further, we reviewed publications put out by the state, the local economic development council and the U.S. sister city.

 .    Conducted market inquiries into recent sales of similar properties to ascertain sales prices per square foot and capitalization rates. This included reviewing all potential commercial and industrial transactions in the community, a regional search in the city, state and a national search of potential leases and sales of maquiladoras in the country.

 .    Reviewed specific construction costs of projects recently completed, under construction and proposed in order to substantiate a replacement cost estimate. A land value estimate through a comparison of recent land sales was conducted and after depreciation, used to derive a value via the Cost Approach.

DATE OF VALUE AND PROPERTY INSPECTION

      The date of value is May 29, 1998, the same as the date of inspection.

PROPERTY RIGHTS APPRAISED

      Fee simple estate and liquidation value based on a six-month marketing period.

DEFINITION OF MARKET VALUE

      The definition of market value taken from the Uniform Standards of Professional Appraisal Practice, 1994 Edition, published by The Appraisal Foundation, is as follows:

      The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

      (1)  Buyer and seller are typically motivated;
      (2) Both parties are well informed or well advised, and acting in what they consider their own best interests;
      (3)  A reasonable time is allowed for exposure in the open market;
      (4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and
      (5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

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                                      -2-

                                                                INTRODUCTION
--------------------------------------------------------------------------------

         EXPOSURE TIME

         Under paragraph 3 of the Definition of Market Value, the value estimate presumes that a reasonable time is allowed for exposure in the open market. Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

       The following definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by The American Institute of Real Estate Appraisers (now known as The Appraisal Institute), are as follows:

         FEE SIMPLE ESTATE

         Absolute ownership unencumbered by other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power and escheat.

         MARKET RENT

         The rental income that a property would most probably command in the open market; indicated by the current rents paid and asked for comparable space as of the date of the appraisal.

         CASH EQUIVALENT

         A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

         MARKET VALUE AS IS ON APPRAISAL DATE

         The value of specific ownership rights to an identified parcel of real estate as of the effective date of the appraisal; related to what physically exists and is legally permissible and excludes all assumptions concerning hypothetical market conditions or possible rezoning.

LEGAL DESCRIPTION

      A legal description is found the Addenda.

PERSONAL PROPERTY

      There is no noted personal property associated with the operations of the subject property that would require value consideration in the analysis of the real estate.

REPORTING GUIDELINES

      Throughout this report, all figures will be reported in United States (US) dollars, unless specifically specified as pesos. All sizes will also be reported in square footage or in acres.

MARKETING TIME

      Marketing time is an estimate of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the

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                                      -3-

                                                                 INTRODUCTION
--------------------------------------------------------------------------------

appraisal. (Marketing time is subsequent to the effective date of the appraisal, while the previously note exposure time is presumed to precede the effective date of the appraisal.)

      The estimate of marketing time uses some of the same data analyzed in the process of estimating the reasonable exposure time, and it is not intended to be a prediction of a date of sale.

      Our estimate of an appropriate marketing time for the subject relates to a sale of the property in its as-is condition. Based on our assessment of the local real estate market and economic forces in general, coupled with discussions with local and regional brokers and buyers/sellers of industrial projects similar to the subject, we have concluded that the probable marketing period for the subject property in today's environment would 12 to 18 months.

--------------------------------------------------------------------------------

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

     Since real estate is an immobile asset, economic trends affecting its locational quality in relation to other competing properties within its market area will also have a direct effect on its value as an investment. To accurately reflect such influences, it is necessary to examine the past and probable future trends that may affect the economic structure of the market area and evaluate the impact on the market potential of the subject.

REGIONAL AND LOCAL INFLUENCES

      Mexico is a country struggling to modernize its infrastructure and reform its political system. Although changes have been made, the process has been slow. The joining of GATT known today as the World Trade Organization (WTO) in 1987 began the process of Mexico joining the free world. The signing of the North American Free Agreement (NAFTA) in 1994 set in motion the reduction of tariffs between Mexico and the United States. Since then Mexico has signed several free trade agreements in Central and South America. The involvement of other political parties besides the Partido Revolucionario Institucional (PRI) in the governing of Mexico has created greater participation by the people. However, problems persist in the southern states, such as Chiapas, where the indigenous people continue to demand a voice in the political process.

      Since the devaluation of the peso in 1994, Mexico has been attempting to create stability in the financial markets. Over the last 20 years Mexico has devalued its currency every six years. The massive $52 billion financial aid package the United States and the International Monetary Fund loaned Mexico in 1995 created greater restrictions on the country's federal reserve bank. Since then the pesos has floated freely. In order for Mexico to succeed, the corruption must be uprooted and the judicial system reformed. Nevertheless, Mexico's close proximity to the United States, its young, inexpensive labor force and natural resources creates a great opportunity in tourism and manufacturing that still have not been met.

ECONOMY

      Latin American countries, especially those considered mature emerging markets, held a profitable position during 1997. The Wall Street Journal classified Latin America as the zone which generates the world's highest profits, with Mexico categorized as a mature emergent market. By the close of 1997, almost $12 billion in international investments occurred in all of Mexico, establishing the country as the third most popular country for foreign investment. The GNP grew by 7.3 percent versus the government's 5.2 percent projection. The inflation rate was 15.72 percent.

      Mexico is the largest Spanish speaking country in the world. With respect to land area, it is the third largest country in Latin America and the thirteenth largest in the world. The United States is Mexico's largest trade partner, and Mexico is the third largest trade partner of the United States after Canada and Japan. The approval of NAFTA in 1994 between Mexico, the United States and Canada created the largest and most lucrative trade zone in the world, with a market of more than 400 million consumers. As other Latin American countries continue to grow economically and are incorporated in free trade agreements with Mexico, the Mexican economy will incur the most benefits due to its central location and recent stabilized economy.

      The economy in 1996 and 1997 was presented with a slow but constant recuperation. At the beginning of 1995, a 30 percent devaluation of the peso/dollar exchange rate was

--------------------------------------------------------------------------------

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

projected. But due to strong economic indicators in the second part of the year, the peso stabilized and created a stimulating force for accelerated recuperation, surpassing many previous predictions surrounding the country's capacity for recovery. Further, in 1997, Mexico reduced its short term external debt.

      Mexico City remains as the most expensive city in the country. Conversely, the city possessed the largest number of industrial and commercial establishments, as well as representing approximately 30 percent of the average GNP. Moreover, according to the American Chamber of Commerce, most companies reported domestic sales volume increased during 1997, with almost one-third indicating net operating profits had increased by more than 30 percent.

      However, the real consumer buying capability has grown more slowly. Santander, a Spanish banking group, predicted a consumer growth of around 2.5 percent for the year's end, and a jump in sales of approximately 10 percent, in comparison to the previous year.

      After World War II, Mexico based its economic growth on a system of import-substituting industrialization. Barriers to imports protected domestic products from foreign competition. Although the economy grew at average annual rates of 6 percent in the 1950s and 1960s, the limits to the import substitution model were all too apparent by the 1982 crisis. With booming oil prices and foreign borrowing or deficit spending foreclosed, the De la Madrid government began to open one of the world's most closed economies to competition and to cut back the role of the state in economic activity.

      The next president, Carlos Salinas de Gotari (1988-94), stepped up the pace of this policy, privatizing many government industries and the banks, which had been nationalized in 1982 by De La Madrid's predecessor, Jose Lopez Portillo.

      On January 1, 1994, Mexico entered the North American Free Trade Agreement (NAFTA) with the U.S. and Canada, further reducing barriers to trade with Mexico for U.S. and Canadian companies and removing many restrictions of foreign investment.

      The transformation of the economy begun by the De la Madrid administration and accelerated during the Salinas six-year presidential term brought inflation down from 159.2 percent in 1987 to 7 percent in 1994 and produced an average annual growth rate of 3 percent between 1985 and 1994. Mexico, the darling of the international financial community, seemed poised to take full advantage of its recently granted membership in the Organization for Economic Cooperation and Development (OECD).

      In 1994, a presidential election year, several social and political problems in Mexico shook investor confidence. Organized uprisings among indigenous groups in Chiapas, the assassination of the Institutional Revolutionary Party (Partido Revolucionario Institucional, PRI) presidential candidate Luis Donaldo Colosio and the murder of PRI Secretary General Jose Francisco Ruiz Massieu, all sent tremors through Mexican financial markets.

      A massive exodus of capital precipitated a balance of payments crisis. Without capital inflows, Mexico could no longer sustain a current account deficit the size of 1994's; about 8

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                                      -6-

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

percent of GDP. The country's reserve position left the government with no other option than to let the peso float. Fondo Bancario de Proteccion al Ahorro (FOBAPROA), the Mexican equivalent of the U. S. FDIC, has since taken $43 billion in real estate properties as the result of the previous pesos devaluation and is now responsible for management and disposition.

      The harsh, painful adjustment sparked by the devaluation (on December 19, 1994 a dollar cost 3.4 pesos; at the end of 1995 it cost 7.7 pesos) and the economic policies required to forestall falling back into the vicious devaluation/inflation spirals of the past provoked the sharpest economic contraction since the Great Depression.

      The economy began to recover by late 1995, accelerated rapidly in 1996 with growth of over 5 percent for the year and declined to 4.5 percent for 1997. It is expected that this growth will continue in 1998 with 4.0 percent annual growth. In addition, exchange rate volatility has since eased and inflation has fallen from an annual rate of over 51.9 percent in the aftermath of the devaluation to 27.7 percent at the end of 1996. By May 1997 inflation fell below 1 percent per month for the first time since December 1994. Inflation forecasts for the end of 1997 are 16.0 percent and 11.5 percent in 1998.

      The recovery was, however, unevenly distributed. On the external side improvement was immense. Besides overcoming the liquidity crunch, Mexico succeeded in shifting a large trade deficit of $6.4 billion in 1994 to a surplus of more than $6.4 billion in 1996. Mexico's access to international markets was restored in mid-1995 when the Mexican authorities took advantage of the opportunity to issue market debt in order to prepay the rescue package. By January 1997, the portion of the rescue package owed to the United States was repaid in full and $5 billion of the $12.4 billion owed to the IMF was pre-paid. Mexico was also able to build up foreign exchange reserves to pre-crisis levels, from $4 billion in January 1995 to $22 billion on July 18, 1997. The current account deficit also shrunk from over 7 percent of GDP in 1994 ($30 billion) to
0.4 percent in 1996 ($1.4 billion).

      As the United States' third largest trading partner, Mexico represents a thriving market for U.S. products. Not only does Mexico offer a large market for intermediate and capital goods produced in the U.S. and Canada, but it also offers a growing market for consumer goods.

      Intermediate goods, such as parts, supplies and raw materials used in manufacturing, account for 78.8 percent of imports, and capital goods, such as manufacturing equipment, account for 78.8 percent of imports, and capital goods, such as manufacturing equipment, account for another 13.4 percent. The fact that these two groups compose over 92 percent of Mexico's imports reflects the country's developing industrial base. Among the main importers of these goods are Mexico's manufacturing and maquiladora industries and the Mexican government.

      Although Mexico was hit by a severe economic crisis in 1995/96, its huge consumer market is beginning to show signs of strong recovery. Due to the introduction of free market policies and the recent expansion of many well-known retail chains in Mexico, consumers are enjoying access to a wide variety of foreign goods and services.

--------------------------------------------------------------------------------

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

GOVERNMENT PRIVATIZATION

      From 1997 until 2000, most of Mexico's remaining public transportation will be privatized, including fifty-eight airports, nine ports, five rail concessions and a dozen municipal transit systems. The long-distance telecommunications market has already been opened to competition. In 1997, the government announced a $100 billion toll road modernization program, $15-20 billion of which will be invested before the year 2000 to modernize Mexico's transportation infrastructure. Mexico's government sustained IVA (Impuesto al Valor Agregado) at 15 percent and adjusted its budget for 1998 due to fluctuations of oil prices, because oil is Mexico's main export product.

      Mexico privatized billions of dollars in state-owned industries in the 1990's, and began a steady process of opening trade that culminated with the approval of NAFTA. However, continued progress on privatizations has been slow and cumbersome. A Mexican-US rail consortium, Transportacion Ferroviaria Mexicana (TFM), only recently took control of Mexico's most important railway line in a $1.4 billion deal that completed the country's most difficult sell-off. The long-awaited petrochemical privatization was watered down last year. The state-owned airports are next on the list to be sold.

      A $100 million investment was recently announced by the government for a railroad modernization program, with an estimated $15 to $20 billion to be invested before 2000 to modernize Mexico's transportation infrastructure.

TRENDS

      The government's new National Program of Financing for Development 1997-2000 (Programa Nacional de Financiamiento de Desarrollo, Pronafide) is the first multiyear plan and has broadened the range of policy goals to include targets for national savings, social welfare expenditures and educational attainment. It is designed to ensure GDP growth of 5.6 percent by the year 2000. To achieve this goal, the plan calls for raising the country's total savings rate (internal savings, external savings and depreciation rate) by more than four percentage points to 25.5. percent of GDP in 2000 from 20.9 percent in 1996.

      According to government and industry statistics, private consumption is in fact on the rebound, albeit at a meager rate -- 2 percent in the first quarter of the year. Overall consumption rose 4 percent in the first half of 1997 and should rise by 5 percent in the second half, compared to the same periods a year earlier.

      In preparation for increased demand, companies this year and next expect to invest more. In 1997 alone, companies will pour 44 percent more into physical plant improvements and expansion, acquisition of new businesses, real estate, research and development, and personnel training than they did in 1996. Next year, respondents expect to increase investment in these areas by an additional 32 percent.

EMPLOYMENT PROJECTIONS

      Reflecting the trends in sectoral performance, manufacturing companies will see their investment levels increase at a slower pace in 1997 (44.5 percent) and 1998 (26.7 percent) than in 1996 (57.4 percent). 1996 was one of the first year's when the sector's strongest members first looked beyond the frail domestic market and focused their eyes on the lucrative

--------------------------------------------------------------------------------

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

export market. The bulk of investment in this sector will be seen in the expansion and construction of new physical plant and the acquisition of equipment.

      The services and retail sectors on the other hand saw 1997 as the "get-ready" year. Service-oriented companies are especially gearing up for greater business by investing an average of 56.1 percent more than in 1996. As could be expected, the vast majority of the sector's investment (72.4 percent) will be in the training of its workforce to provide better-quality service.

      The retail sector, one of the most affected by the travails of the economic recession, is betting on slow but sure increased consumption levels between now and the end of the six-year presidential term, or sexenio, by investing more this year in new facilities and employee training. Survey respondents to the American Chamber of Commerce study indicated investment in the sector will grow by an average of 31.3 percent in 1997 and an additional
24.9 percent in 1998. Fully half of respondents belonging to the sector indicated they will channel funds toward the construction of new facilities. Confirming this data, the country's retail trade association, the ANTAD, said its members plan to invest a total of $2.95 billion in new and expanded stores over the next two years. An even greater number of respondents (69.2 percent), however, said they will invest more to train their human resources--a sign that greater competition has forced retailers to provide not only better choices and prices, but also better service.

      Companies in all three sectors also plan to support their growth with new employees as well. Manufacturers and service companies expect to increase their workforces by an average of 43 percent in 1997, and by 51 percent in 1998. Retailers plan to hire 9.1 percent more workers in 1998 and 9.5 percent more in 1998. The government estimates that close to one million new jobs will be created in 1998 alone. Overall, the employment outlook is extremely bright and should continue to grow above U.S. levels.

INFRASTRUCTURE

      We have provided an overview of the transportation and utility infrastructure of the community in order to provide further insight into the economic viability of the country.

AIRPORTS

      Mexico boasts the most highly developed airport infrastructure in Latin America with 83 public airports, of which 53 are international. Mexico has 32 international agreements which permit reciprocal service to 12 countries throughout the Americas, 13 in Europe and seven in Asia. Deregulation in recent years warranted an increase in the number of carriers, route expansion, more competitive pricing and a growing number of passengers. Privatization of Mexico's 58 existing airports, in groups of two or three, began in the second quarter of 1997.

PORTS

      Mexico has a total of 76 seaports and nine river ports. Of those, 22 ports are located in the country's major production and consumption centers, and handle the bulk of national and international activity. The remaining ports are dedicated to fishing and tourism. Port activity is highly concentrated in six ports: Salina Cruz, Lazaro Cardenas, Manzanillo on the Pacific Coast and Coatzacoalcos, Veracruz and Tampico/Altamira on the Gulf of Mexico. Total cargo traffic

--------------------------------------------------------------------------------

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

through the port network increased 25.8 percent from 1996 to 1997, with significant increases in both imports and exports.

HIGHWAYS

      Mexican highways are divided into toll roads and toll-free roads. About one third of the overall highway system is paved. Most of the paved roads are part of the federal highway system, which between 1989 and the end of this decade will have increased by over 70 percent. Toll highways are generally four lanes, modern and quite costly. In contrast, toll-free roads are usually two lanes and in poor condition. The government maintains the country's web of toll-free roads whereas the network of toll highways is operated by the Office of Federal Bridges and Roads (Caminos y Puentes Federales, Capufe) or by private concessionaires. Rural roads still represent an important element of regional and local transit.

TELEPHONES

      Telmex, once a government-owned monopoly, was privatized in 1991 and is now the fastest-growing telephone company in the world. The concession granted to Telmex in 1990, defined the company's operating areas and set clear service targets. The concession permitted the new owner a near monopoly for six years, but competition for long distance services began in August 1996 and the bidding on local frequencies will begin in October 1997. The long distance telephone networks in Mexico are mostly fiber optic and totally digital. Local switching is also digital and is more widespread than in many developed countries.

WATER

      The National Drinking Water and Sewage Program (Programa Nacional de Agua Potable y Alcantarillado), launched in 1990 by the National Water Commission Comision Nacional del Agua, CNA), achieved nearly 100-percent availability of potable water in medium-sized cities by 1992. It also increased the sewage treatment coverage by one third, reaching 90 percent in major cities and 80 percent in medium-sized cities. Nonetheless 16.4 percent of the Mexican population does not have access to potable water and 33.0 percent do not have adequate sewage.

      Water experts estimate that approximately $7 billion will be needed to complete and expand current water projects and to construct new wastewater collection and treatment systems. Since federal and local government budget allocations for water projects are insufficient, much of the funding will need to come from private sources of financing.

DEMOGRAPHICS

      Presently, nearly 42 million of the 95 million Mexican citizens live in poverty, with the national minimum wage at $26.45 pesos per day (approximately $3.23 U.S.). Less than 20 percent of the population earns more than $5,125 pesos per month ($625 U.S. per month). Furthermore, the World Bank estimated that 42 percent of Mexico's economic population is employed in the informal sector.

      Approximately 56.8 percent of the Mexican population is under the age of 25 years, and six of every 10 citizens reside in cities. However, this trend is changing, as the growth rate of the four main Mexican cities decreased to 1.8 percent from the 2.0 percent national average. One of the biggest problems facing communities is adequately housing residents.

--------------------------------------------------------------------------------

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

      Consorcio ARA, residential developers, reported Mexico's housing deficit was calculated at around six to eight million residences. In order to meet the basic demands of the rapidly growing population, the housing inventory will have to grow by roughly 777,000 units per year. During the past year, the metropolitan areas averaged 4.52 residents per unit, slightly below the national average of 4.65 residents per unit. Meanwhile, 86 percent of metropolitan housing stock has access to water, and 84 percent has access to sanitary services and drainage. However, nearly one million homes do not have electricity and/or potable water, although the percentage of homes with electricity rose from 58.9 percent to 93.2 percent between 1970 and 1995.

SCHOOLS/EDUCATION

      There are many private institutions that offer quality education from kindergarten to university. Many of them are bilingual, with the best institutions concentrated in the economic centers of Mexico City, Guadalajara and Monterrey.

SUMMARY

      The common border of Mexico with the United States represents a unique locational perspective that in the long term will benefit both countries. Mexico is replacing many far east countries as a preferred manufacturing location, and for good reason. Labor costs are similar and transportation costs are reduced to North and South American countries. Additionally, the labor market is becoming well schooled, with recent developments consisting of state of the art facilities where skilled labor savings can also be found.

      Mexico is taking the appropriate steps to become a free market society that can effectively operate in a global economy. Society and government has reacted positively to these changes, thus Mexico should remain one of the fastest growing economies, with some of the highest profit potentials, of any country in the world.

      Near term forecasts project continued government and economic growth, at reasonable levels. Population forecasts slightly above 2.0 percent are expected, while growth in housing should substantially exceed this level due to current inadequate supply. Municipal services will continue to expand and the monetary system is expected to remain stable, with future inflation increases anticipated at five to eight percent annually. Further, foreign investment will remain at some of the highest levels of any country in the world.

--------------------------------------------------------------------------------

                                                            MAQUILADORA ANALYSIS
--------------------------------------------------------------------------------

      In this analysis, we will analyze the business of manufacturing within Mexico, then detail an overview of the industrial market within the community and the maquiladora market in specific. A maquiladora is defined as an in-bond light manufacturing facility located in Mexico. It is typically associated with a company's raw materials being transported to the maquiladora where the product is manufactured, then the finished product is shipped to the retailer or consumer.

MANUFACTURING IN MEXICO

      Mexican manufacturers generally range from small to medium-size companies. Of the country's almost 120,000 manufacturing companies, approximately 98 percent are micro, small or medium-size businesses, all with fewer than 250 employees. However, almost all materials used to manufacture chemical products, electrical and electronic components, textiles and footwear are imported from the U.S. Less than 2 percent of these materials are produced in Mexico.

      U.S. companies in Mexico purchase more raw materials from the U.S. than from Mexico, which means U.S. companies tend to have the inside track for supplying materials to their Mexican subsidiaries and other U.S. companies in Mexico. Buying criteria, such as terms of payment, quality standards and delivery time, are similar to U.S. standards. The top 10 states in terms of the number of medium and large manufacturing operations are:

                   1.      The State of Mexico
                   2.      The Federal District
                   3.      Nuevo Leon
                   4.      Baja California Norte
                   5.      Chihuahua
                   6.      Jalisco
                   7.      Guanajuato
                   8.      Coahuila
                   9.      Puebla
                  10.      Tamaulipas

THE MAQUILADORA INDUSTRY

         Maquiladora plants are twin plants that utilize imported basic American products and convert them into the finished export merchandise ready for U.S. and international retailers. This allows American firms to compete with other foreign companies. The majority of the 300 maquiladora companies that in recent years have been establishing themselves in northern cities like Mexicali and Ciudad Juarez are export companies. In the Baja region of central Mexico, larger manufacturers rely on large developers like Hines and Group Accion to set up infrastructure and construction so exporting can go straight from Mexico to the desired country. In northeast Mexico, large developers like Finsa and a subsidiary of Security Capital (a real estate investment trust) form the bulk of new construction activity. They have just recently provided management of the business operations in addition to facility construction. Regardless of the location, these frontier communities did not previously have an established public information sector or private brokerage firm to provide companies with the various locational and business opportunities available to them. Thus, companies had to rely on specific economic districts and the industrial park land owners for information.

--------------------------------------------------------------------------------

                                                            MAQUILADORA ANALYSIS
--------------------------------------------------------------------------------

      Mexico's maquiladora industry continues its dynamic growth rate. This 32-year old program is now Mexico's second largest source of foreign exchange revenue, in excess of $6 billion. Maquiladora exports represent 45 percent of the total Mexican manufactured exports. Maquiladoras started 1997 with a growth rate exceeding 1996's by 16.7 percent, and it is projected that this growth rate will remain constant throughout 1998. In comparison, the non-maquiladora manufacturing sector is growing at a rate of 7.3 percent. From January to June 1997, the Mexican government approved permits for 283 new maquiladoras resulting in 23,902 direct jobs. In total, there are currently 3,650 maquiladoras in Mexico, accounting for more than 920,412 direct jobs. The new maquiladoras represent the entire gambit of manufacturing procedures, including textiles, furniture, automotive components, toys, sporting goods and chemicals.

                      SUMMARY OF THE MAQUILADORA INDUSTRY
                              MARCH 31, 1996           JUNE 31, 1997
                              --------------           -------------
      Number of plants             2,288                   3,650
      Number of jobs             710,268                 920,412

      It is obvious this industrial market is expanding at a rapid pace; in fact, it is exceeding the expansion of some of the fastest growing U.S. communities. The industrial growth for maquiladoras versus the growth of the Mexican economy is summarized below.

                                INDUSTRY GROWTH
                                MAQUILADORAS           NATIONAL AVERAGE
                                ------------           ----------------
       First Quarter 1997           14.2%                   5.7%

          Breakdown by Location
          Border Region             76.6%
          Interior                  23.4%

      Recent trends indicate that of the new additions to the market, greater numbers of maquiladora plants have moved from the border areas to the interior of Mexico. This trend is generally due to the improvement of transportation infrastructure, facilitating the export of maquiladora-manufactured goods and enhancing access to the border region and the U.S. market. Also, many maquiladora employers are finding lower turnover rates in the interior cities of Mexico, such as Durango, Puebla, Queretaro and Yucatan. We have tracked the building permits for new maquiladoras in the states of Baja California, Coahuila, Chihuahua, Federal District, Guanajuato, Mexico, Nuevo Leon, Puebla, Sonora, and Tamaulipas (shown in order from bottom to top).

      As can be seen, Baja California and Chihuahua rank number one and two in total building permits. Also, construction activity in Baja California, Coahuila, Federal District, Guanajuato, Nuevo Leon, and Tamaulipas increased in 1997 over 1996 levels. More non-North American investment is anticipated. With the passage of NAFTA and the strict rules of origin, goods manufactured in North America have preferential treatment as tariff and non-tariff barriers are eliminated for the signatory countries. These rules have encouraged Asian and European firms that want to be competitive in the North American market to invest in one of the signatory countries. For example, Daimler Benz from Germany has invested in both the U.S. and Mexico and Daewoo from Korea in Mexico.

--------------------------------------------------------------------------------

                                                            MAQUILADORA ANALYSIS
--------------------------------------------------------------------------------

                            NEW MAQUILADORA PERMITS
                      January-June 1996/January-June 1997

                             [GRAPH  APPEARS HERE]

      Investments are finally targeting the Mexican market. The maquiladora program was originally designed to allow the duty-free entry into Mexico of parts and components which would then undergo some portion of the manufacturing process and finally be re-exported with duties assessed only on the value added. Until 1994, sales in Mexico from maquiladoras were strictly controlled and essentially not permitted. However, since 1995, under the revised Federal Decree for the Promotion and Operation of Maquiladora Export Industry (Decreto para el Fomento y Operacion de la Industria Maquiladora de Exportacion), a maquiladora can sell up to 65 percent of its total production in the Mexican market. This percentage will increase over the next five years until 2001 when maquiladora sales in the domestic market will have no limits. This option adds a new dimension to the long-term strategies for existing maquiladoras and potential new investment.

      While turnover is still extremely high, efforts to reverse this trend are slowly showing results. Companies are trying a variety of incentives to retain employees, from cash bonuses based on production to more creative incentives, such as giving away popular consumer products. Companies that invest in employee incentives, meal programs, medical benefits and social programs are having turnovers as low as many U.S. companies.

      According to March 1997 figures, the average daily salary of maquiladora personnel was $105.21 pesos (approximately US$13), approximately four times the national average daily wage. Obviously, this rate is competitive with many Asian countries and well below U.S. and Canadian levels. As such, this provides companies with high labor costs significant cost savings when relocating manufacturing to Mexico. However, as will be discussed in more detail within the Cost Approach section of this report, building costs are similar to or higher than U.S. costs due to the lack of speculative buildings added to the market. This provides no measurable savings in the warehousing of goods compared to the U.S.

--------------------------------------------------------------------------------

                                                       MAQUILADORA ANALYSIS
--------------------------------------------------------------------------------

      The economic recession of 1995 in Mexico, during which the peso lost over 50 percent of its value, brought domestic growth and investment to a drastic halt. But it also had the impact of lowering the costs of operation for those foreign firms which have revenue in foreign currency. While the rest of the Mexican economy experienced negative growth rates, the export sectors, primarily the maquiladora industry, experienced positive growth rates.

      In the Maquiladora market, rents have the option to be paid in pesos and/or dollars. Typically, rent is paid in dollars and management fees in pesos. Additionally, most foreign companies form a joint venture with a Mexican national, or a Mexican company, to provide a slightly more favorable tax treatment. Salaries are typically also paid in pesos, except for the production managers and executives, who are paid in dollars. Historically, salaries were paid in cash, but companies are now installing ATM in their facilities and employees have the ability to collect all or a portion of their paycheck and bank the rest. This is an interesting transition, as it is extremely important to the long-term economic viability of the people that personal savings increase.

      In the wake of the previous crisis, the prospects for investment have a long-term positive prospectus. Efforts need to be dedicated to ensuring that infrastructure limitations at the border do not impede the flow of goods and people both north and southbound. As trilateral trade among the signatory members of NAFTA exceeds $400 billion, 70 percent of which crosses from one country to the other through the land-based ports of entry (truck and/or rail), there needs to be a trilateral approach to developing and enhancing north/south trade corridors. This currently is a difficult and time consuming process.

                         IMPORT AND EXPORT COMPARISONS

=================================================================================================================
                                                                                         JAN-JUNE
                                    1995          %           1996           %              1997            %
=================================================================================================================
U.S. EXPORTS
------------
Mexico                               46,292       7.92         56,792        9.09            32,715         9.63
Canada                              127,226      21.76        134,210       21.47            75,195        22.13
Non-NAFTA Countries                 411,224      70.32        434,076       69.44           231,866        68.24
                                    -------      -----        -------       -----           -------        -----
Total                               584,742        100        625,075         100           339,776          100
U.S. IMPORTS
------------
Mexico                               62,101       8.35         74,297        9.34            40,923          8.3
Canada                              144,370      19.42        155,893       19.60            83,952        20.05
Non-NAFTA Countries                 537,072      72.23        565,099       71.06           291,732        71.65
                                    -------      -----        -------       -----           -------        -----
Total                               743,543        100        795,289         100           416,607          100
=================================================================================================================
MEXICAN EXPORTS
---------------
U.S.                                 66,273      88.32         80,540        83.9            44,538        84.97
Canada                                1,987        2.5          2,171        2.26             1,087         2.07
Non-NAFTA Countries                  11,282      14.18         13,289       13.84             6,795        12.96
                                     ------      -----         ------       -----             -----        -----
Total                                79,542        100         96,000         100            52,420          100
MEXICAN IMPORTS
---------------
U.S.                                 53,902       74.4        67,555       75.51             37,504        74.52
Canada                                 1,34       1.90         1,744        1.95                932         1.85
Non-NAFTA Countries                 17,1777      23.70        20,170       22.54             11,893        23.63
                                    -------      -----        ------       -----             ------        -----
Total                                72,453        100        89,469         100             50,329          100
=================================================================================================================

      Source: Banco de Mexico and U.S. Department of Commerce

--------------------------------------------------------------------------------

                                                       MAQUILADORA ANALYSIS
--------------------------------------------------------------------------------

      Regardless of NAFTA, Mexico is negotiating for other trade agreements. Similar types of agreements with five other countries have been consummated and are just beginning with the European Union and Mercosur (consists of Brazil, Argentina, Paraguay and Uruguay and is seen as one of the fastest growing trade accords in the world). When these negotiations are concluded in 1998, the European Union could easily replace the U.S. as Mexico's largest trading partner.

      The National Foreign Investment Commission (Comision Nacional de Inversiones Extranjeras, CNIE) within the Secretariat of Commerce and Industrial Development (Secretaria de Comercio y Fomento Industrial, Secofi) regulates foreign investment and can authorize majority foreign investment in areas in which foreign capital cannot automatically exceed 49 percent.

CHANGES TO THE FOREIGN INVESTMENT LAW

      Recent amendments to Mexico's Foreign Investment Law further liberalize the regulation of foreign investment in Mexico to conform with recent privatization initiatives and consolidate relevant provisions previously found in other laws and regulations. Certain reporting and procedural requirements are clarified and, in some instances, relaxed. Additionally, in many cases in which prior government approval is still required, it is deemed to have been granted if not denied within a specified time frame. The most significant changes to foreign investments are as follows:

      * For the first time, foreign entities may directly acquire land, provided it is outside Mexico's restricted zones (coastal and border areas).

      * The calculation of foreign investment in a restricted enterprise will no longer take into account minority foreign participation in the entity or entities which own or would own such enterprise, provided such entities are controlled by Mexican nationals.

      * Limits on foreign investment in financial group holding companies, banks, stock brokerage houses and stock market specialists are raised from 30 percent to 49 percent, although Mexican laws regulating financial institutions permit U.S. and Canadian financial institutions to own up to 100 percent of qualified Mexican affiliates and acquire up to 100 percent of all but Mexico's three largest financial institutions. The foreign investment limit applicable to companies formed to manage Mexico's newly-created retirement funds (Afores) is set at 49 percent.

      * The types of basic telecommunications services subject to the 49 percent limit on foreign investment have been clarified by tying the limitation of services which require the award of a government operating concession, with the exception of cellular telephone services, which can exceed such percentage with prior approval from the CNIE.

--------------------------------------------------------------------------------

                                                       MAQUILADORA ANALYSIS
--------------------------------------------------------------------------------

      * With prior government approval, entities with majority foreign investment may now participate in the bidding for the privatization of the operation of Mexico's airports, telecommunications, satellites and railroads.

      A summary of foreign investment characteristics indicate the U.S. generates the highest investment, followed by Canada and The Netherlands. To date, this investment totals $5.646 billion.

                   DISTRIBUTION OF DIRECT FOREIGN INVESTMENT
                          BY COUNTRY OF ORIGIN (1996)

                     --------------------------------------
                     COUNTRY
                     United States                  66.0%
                     Canada                          8.7%
                     The Netherlands                 5.8%
                     India                           5.1%
                     Germany                         2.9%
                     Japan                           1.7%
                     France                          1.2%
                     Switzerland                     1.2%
                     --------------------------------------
             Source: Secofi, General Office of Foreign Investment

ACQUISITION OF MEXICAN COMPANIES

      There are no restrictions on the purchase of up to 40 percent, or a lower percentage allowed for restricted activities, of the capital of companies controlled by Mexicans at the time of the acquisition. However, the prior approval of the CNIE is required when the total value of assets of the relevant Mexican company exceeds an amount periodically established by the CNIE and which, at the time of publication, was fixed at $85 million pesos ($10.625 million at an exchange rate of 8 pesos to $1US).

COMMERCIAL LOANS

      Despite incipient recovery, credit is still scarce and expensive in Mexico. The current interest rate is between 20 and 30 percent, with limited access to commercial bank financing by many prospective borrowers. It is important to note that, particularly in the last six months, investment funds, both domestic and international, have increased their interest in the Mexican market. There are at least 10 different funds that are actively seeking opportunities to finance a project or to inject capital in Mexican-based companies.

TAX MATTERS

      Mexican tax law treats foreigners doing business "with" Mexico differently than it treats those doing business "in" Mexico. Doing business with Mexico suggests engaging in international trade directly from a foreign home office, whereas doing business in Mexico suggests the additional step of establishing a physical presence in Mexico and regularly engaging in commercial activities in the country.

DOING BUSINESS "WITH" MEXICO

      A foreign company can do business with Mexico from abroad in order to minimize the tax and regulatory consequences arising from the establishment of a presence in the country.

--------------------------------------------------------------------------------

                                                       MAQUILADORA ANALYSIS
--------------------------------------------------------------------------------

When structuring operations in this way, however, foreigners must be extremely careful to ensure that they do not create a "permanent establishment" or a "fixed base" in Mexico as the income derived from such entities is considered taxable.

DOING BUSINESS "IN" MEXICO

      Foreigners may opt to do business in Mexico by employing a subordinate agent, establishing a Mexican company, or acquiring stock in an existing Mexican company. The use of any of these methods will create a permanent establishment and has the following tax and regulatory consequences:

      CORPORATE TAX -- A corporate tax of 34 percent must be paid annually on the company's taxable profits. Such profits are calculated by deducting certain allowed expenses from the total accruable income. Most of the company's income is considered accruable for income tax purposes at the time invoices are issued, or when goods or services are delivered to the buyer if no invoice is issued. Basically, the allowed deductions are all discounts and/or expenses deemed "strictly indispensable" for the carrying out of the company's business.

      TAX ON ASSETS -- There is a federal tax on corporate assets applied at a rate of 1.8 percent. This tax is applied on the fixed, financial and current assets of Mexican companies. This tax must be paid on an annual basis through monthly provisional payments. The payment of the tax on assets is not required during the pre-operational period of a company, the year in which operations commence, the following two years of operation, or the year in which it is liquidated.

      VALUE ADDED TAX -- When the Mexican company transfers or leases goods, or renders services in Mexico, it will be obligated to pay Value Added Tax (Impuesto al Valor Agregado, IVA). This tax is 15 percent of the price of the goods or services and can be transferred to the clients by including the tax on its billing invoices. This rate is 10 percent within 20 kilometers of the border of Mexico and in all of Baja California and Quintana Roo. However, if such goods and services are to be exported from Mexico, the IVA is zero percent.

      Reductions in both the Value Added Tax and the Tax on Assets are up for debate in 1998's fiscal reform.

      PAYROLL TAXES -- The company is subject to a local and state payroll tax at a rate that depends on the location of the working facilities. The federal government also taxes corporations with social security fees that amount to a minimum of 8.95 percent of the payroll, to be paid by the employer for old age, death, child care, retirement and disability.

--------------------------------------------------------------------------------

                                                       MAQUILADORA ANALYSIS
--------------------------------------------------------------------------------

WAREHOUSING

      Warehousing in Mexico has experienced important changes in 1997. Control of most of the warehousing sector is being passed from the government to private hands, leading to improvements in both infrastructure and services. Still, fewer and smaller facilities are available in Mexico than in the U.S.

      Warehousing costs are usually paid monthly and are charged in terms of space/area occupied. Also, any merchandise placed in a warehouse should be insured. Basic insurance policies can be obtained directly through the warehouse or by contracting a private insurance company for a more comprehensive policy.

--------------------------------------------------------------------------------

                                                       MAQUILADORA ANALYSIS
--------------------------------------------------------------------------------















--------------------------------------------------------------------------------

                                                        MAQUILADORA INDUSTRY
-------------------------------------------------------------------------------

      The maquiladora industry in the state of Chihuahua continues with its tendency for growth. However, at the national level, the number of establishments grew 12.8 percent, while the number in the state grew 8.3 percent in 1997. Corresponding to employed personnel, it appears that growth at the national level was 19.4 percent while the state of Chihuahua had 9.3 percent as of the end of 1997. The last aggregate value increase at the national level was
40.0 percent and at the state level was 36.9 percent. Thus, it can be concluded that the number of establishments and the relative employment increases are similar, while more than proportionate increases are being spent on those facilities. Again, these increases are above those being experienced in the fastest growing U.S. metropolitan communites.

      Currently, the interior states of the country are growing at much greater rates than those on the frontier (the border between the U.S. and Mexico). The interior communities have aggressively sought foreign investments and have become the most attractive of all communities which use intensive manual labor. The difference is that the maquiladora that currently settles in the northern frontier utilizes more U.S. technology and warrants the most skilled labor in the manufacturing process. Thus, businesses that utilize intensive and cheap manual labor are opting for the states in the center of the republic, such as Durango, Aguascalientes, Guanajuato, Zacatecas and Yucatan.

      The empoyers in the frontier communties provide the greatest increase in salaries and grants/loans that has skewed the growth in national average employment wages upward. This implies an above average increase in salaries paid by the maquiladora. Another consideration is that 1997 reflects three consecutive years of considerable growth, at some of the highest levels in the 30 years the maquiladora has been Mexico.

      We have documented a breakdown of the maquiladora industry adjacent to the U.S. border for discussion.

                   PARTICIPATION OF THE MAQUILADORA INDUSTRY
                     EXPORTATION FOR THE FRONTIER ENTITIES
                                 OCTOBER 1997

==============================================================================================================
    FRONTIER ENTITIES           ESTABLISHMENTS             EMPLOYED PERSONNEL           AGGREGATE VALUE
==============================================================================================================
                                                                                      MILLIONS OF
                                 NUMBER          %        PEOPLE           %            DOLLARS        %
==============================================================================================================
Chihuahua                         413         14.6        249,535         26.3              212       26.8
Nuevo Leon                        112          4.0         41,171          4.3               43        5.4
Sonora                            232          8.2         83,748          8.8               55        6.9
Coahuila                          253          9.0         81,576          8.6               56        7.1
Baja California                   937         33.2        210,240         22.2              193       24.4
Tamaulipas                        326         11.5        142,258         15.0              118       14.9
Other Entities                    550         19.5        140,130         14.8              115       14.5
                                -----        -----        -------        -----              ---      -----
NATIONAL TOTAL                  2,823        100.0        948,658        100.0              792      100.0
==============================================================================================================

  Source: INEGI, Direccion General de Estadistica, Direccion de Estadisticas Economicas (General Site of Statistics, Site of Economic Statistics).

  Note: The information presented corresponds to the month of October, 1997.


--------------------------------------------------------------------------------

                                                        MAQUILADORA INDUSTRY
--------------------------------------------------------------------------------

      We have also examined some of the principle characteristics of the maquiladora market for the last two years.

         PRINCIPAL CHARACTERISTICS OF THE MAQUILADORA EXPORT INDUSTRY
                              STATE OF CHIHUAHUA
                             JUNE 1996 - JUNE 1997

=======================================================================================================
                    CONCEPT                                       1996         1997     VARIATION %
      Number Of Establishments                                      372          403        8.3
      Employed Personnel                                        215,423      240,345       11.6
      Primary Import Material (Millions Of Dollars)               8,199        8,771        7.0
      Aggregate Value (Millions Of Dollars)                       1,855        2,540       36.9
      National Totals (Millions Of Dollars)                          99          210      112.1
      Salaries, Pay And Grants/Loans (Millions Of Dollars)        1,013        1,353       33.6
      Other (Milions Of Dollars)                                    743          977       31.5
=======================================================================================================

      Source: INEGI, Direccion General de Estadistica, Direccion de Estadisticas Economicas (General Site of Statistics, Site of Economic Statistics).

      Note: The figures corresponding to June 1997 are estimates made in CIEE and are subject to change.

      As previously indicated, the number of maquiladoras grew 8.3 percent, while employment grew 11.6 percent. Given the amount of build-to-suit projects we documented during our market inspection, it is reasonable to concluded that growth in 1998 will at least equal or exceed 1997 levels. However, it should be noted that a majority of all maquiladoras under construction or proposed are preleased. Construction activity for the last two years in the two larges cities in the state, Chihuahua and Juarez, is summarized below.

                             CONSTRUCTION LICENSES
                        CITIES OF CHIHUAHUA AND JUAREZ
                                 (Square Feet)

-------------------------------------------------------------------------------------------------------------------
                       RESIDENTIAL     COMMERCIAL  INDUSTRIAL     ENLARGEMENT     OTHER       TOTAL     VARIATION
-------------------------------------------------------------------------------------------------------------------
CITY OF CHIHUAHUA
1996                     1,548,633      446,024       346,655        306,348      149,801    2,797,460     -8.8
1997                     2,316,606      520,052       246,630        418,478       87,565    3,589,332     28.3
-------------------------------------------------------------------------------------------------------------------
CITY OF JUAREZ
1996 (9 months)          1,208,499      460,819       767,403        449,714       73,910    2,960,345    -21.6
1997 (9 months)          2,157,003      380,635     2,234,357        139,202            0    4,911,198     65.9
-------------------------------------------------------------------------------------------------------------------


      As indicated, in 1997 Chihuahua experienced significant growth in the construction industry. In the city of Chihuahua, the number of licenses solicited before the municipal presidency increased 28.3 percent. However, this was somewhat skewed between residential growth at 50 percent, the commercial permits at 17 percent, and the enlargements by 37 percent. However, industrial permits actually decreased 29 percent, primarily due to the lack of vacant land for expansion rather than the previously noted socio-economic factors regarding frontier versus interior located communities. Despite this, those maquiladoras in the frontier communities, like Chihuahua, continue to expand.



--------------------------------------------------------------------------------

                                                          MAQUILADORA INDUSTRY
--------------------------------------------------------------------------------

      In the city of Juarez, growth exceeds the city of Chihuahua in total square foot and percentage increases. As indicated, this community experienced significant increases in industrial and residential development, while declines in commercial construction and enlargements were noted. The enhanced industrial development in this community versus Chihuahua is also due to its larger established industrial base.




      Due to the recent changes in the economy, we felt it important to provide an overview of the economics of the region. First, we have outlined recent changes to the consumer price index for the country and the communities of Juarez, Chihuahua and Parral/Jimenez.

              GENERAL CHANGES OF INDEX OF PRICES TO THE CONSUMER
                               Basis 1994 = 100

================================================================================================================
         PERIOD                NATIONAL              JUAREZ                CHIHUAHUA            PARRAL/JIMENEZ
================================================================================================================
December 1996                   27.69                26.65                  26.51                   27.02

December 1997                   15.73                15.56                  15.77                   16.05
================================================================================================================

Source: Banco de Mexico (Bank of Mexico).


      During 1997, the growth of the National Index of Prices to the Consumer (Indice Nacional de Precios Consumidor) in the large communities of the state of Chihuahua was generally similar to the national level: 15.73 percent at the national level; 15.56 percent in the city of Juarez, and 15.77 percent for the city of Chihuahua. This rate of annual inflation is approximately 11 percentage points lower than 1996, substantiating the stability in the national economy has transcended to the local levels. This stability can also be seen by the importance of the maquiladora industry on trade for the frontier states.


--------------------------------------------------------------------------------

                                                          MAQUILADORA INDUSTRY
--------------------------------------------------------------------------------


                              COMMERCIAL BALANCE
                                FRONTIER STATES
                   January-August 1997 (Millions Of Dollars)

===================================================================================================================
                                                                AGGREGATE VALUE
                                                                 MAQUILADORADOR
        STATE            EXPORTS (+)      IMPORTS (-)               INDUSTRY                  COMMERICAL BALANCE
===================================================================================================================
Chihuahua                   213.0            681.2                  1,592.9                        1,124.7
B.C.N.                      292.0            841.4                  1,266.0                          716.6
Tamaulipas                  138.1            548.0                    878.8                          468.9
Sonora                      367.2            445.0                    387.9                          310.1
Coahuila                    216.0            593.5                    370.4                           -7.1
Nuevo Leon                  470.0          2,284.0                    301.0                       -1,513.0
===================================================================================================================

SOURCE: Secretary of Commerce and Industrial Promotion, Delegation Chihuahua, INEGI, Statistics from the Maquiladora Export Industry.

      The participation in the frontier entities in national exports is only a small allocation. They make up only 2.4 percent of the total exports of the country, while these states import 8.0 percent of all national imports with respect to aggregate value. However, they have a significant bearing on their local economies and the maquiladora industry as a whole; as these frontier states command 85.5 percent of the $4,797 million dollars generated by the maquiladorador industry at the national level. The state of Chihuahua has the greatest commercial balance of any state, while Nuevo Leon and Coahuila present deficit amounts. Within this state, Juarez is one of the largest communities and is a young vibrant city poised to take advantage of the North American Free Agreement (NAFTA) with its proximity to the United States. Chihuahua is situated at the southern portion of the state and benefits from a more established residential base, with a lower cost of living. Both communities provide a young, educated labor force, and coupled with the low wages, provides the competitive edge for the maquiladora industry in frontier states.

SUMMARY

      While the maquiladora market provides only a small part of the economic make-up of the country, it provides significant manufacturing employment and construction dollars to those communities adjacent to the U.S. border. Maquiladora production managers indicated that fully 60 to 80 percent of all their manufacturing employees are women, providing employment opportunities to a segment of the market that previously was not provided jobs. Additionally, the expanding maquiladora market has provided workers and managers with employment opportunities at increased wages. As such, we anticipate management and skilled labor costs to increase significantly in the next one to three years as the market continues to expand. From an unskilled labor perspective, additional opportunities will allow employees to relocate to firms with enhanced benefits and should reduce unemployment levels.

      The 1997 estimate population for Chihuahua is 671,196, a 26.5 percent increase since 1990. The population is expected to grow another 10.6 percent, to 742,223 by the year 2000. This compares to growth in Juarez using a 1997 base population of 1,112,281, which grew 39.3 percent since 1990 and expected to grow another 15.3 percent through the year 2000. While


--------------------------------------------------------------------------------

                                                         MAQUILADORA INDUSTRY
--------------------------------------------------------------------------------

the Chihuahua population is expected to grow at lower levels than Juarez, the growth rates are at some of the fastest levels of any community in Mexico and the U.S.

      The market expansion should also provide a sense of stability to those firms that are considering relocating to Mexico but have not made the move. Labor costs are at some of the lowest levels in the world and, with U.S. influences, the population is rapidly gaining housing, savings and educational opportunities previously not available. Coupled with the relatively young population basis, Mexico, and particularly the frontier states, should continue to effectively compete on an international basis for new manufacturing opportunities.


--------------------------------------------------------------------------------

                                                      INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

      This section will review the current status of the industrial market in Mexico, Cuidad Juarez and Chihuahua in order to analyze those factors that will influence the future of the subject property. There were no available municipal publications on Chihuahua's industrial market, therefore direct research had to be conducted to derive market information. More detailed information is available on the Juarez market, primarily due to Cushman & Wakefield/GCI's annual market surveys since 1985. Because this information provides additional insight into industrial demand in the state of Chihuahua, it was included. Information was obtained from Cushman & Wakefield of Mexico/GCI, INEGI and interviews with Finsa, Best Real Estate, Grupo Puebla and Dynatech.

REAL ESTATE OVERVIEW

      Currently, small firms, which create the lion's share of new jobs in most economies, do not have access to either the bank loan or international markets. Therefore, most companies are wholly owned and have limited capital for research and development, the purchase of new technology and for expansion. Further, they have the inability to leverage their real estate over the long term; therefore, a large percentage of the operating funds go for real estate. Larger companies have a competitive advantage in financing their facilities. They have the option to lease, buy someone else's previously occupied facility (rarely available), or work with a developer on a build-to-suit. The latter provides a facility that is specifically catered to the needs of the manufacturer.

DEVELOPMENT/INVESTMENT

      John Deere, Rhone Poulenc, Bimbo, Calsonic and 3M made strong investments in the industrial sector during 1997 in Mexico but, although export companies like these grew (maquiladora business grew approximately 70 percent between 1990 and 1996), most of Mexico's domestic industries remained unchanged.

      The largest communities in the country, like Mexico City, have a diverse industry base, with a predominance of auto parts, electronics, pharmaceutical, textiles and consumer products. In Mexico City, type A industrial space is normally build-to-suit; therefore, the supply of new speculative industrial buildings remains very low. As a result of this shortage of space, the few modern facilities within the city are rapidly acquired when they become available. This is also true of every frontier community we inspected and surveyed -- Hermosillo, Juarez, Chihuahua, Matamoros, and Reynosa. Although their economies are not as diverse as Mexico City, continued market expansion has caused similarities in industry base and also the same company with multiple locations. This provides maquiladoras to be strategically located across the southern border of the U.S. to provide lower transportation costs. It also allows convenient access to shipping opportunities in both the Atlantic and Pacific oceans.

OUTLOOK

      Of the 3,650 maquiladora programs in mid-1997, 68 percent were at the northern frontier of Mexico, and 32 percent in the country's interior. In the automotive sector alone, between 1996 and 2000, production in Mexico is expected to grow from 1.2 million to 1.85 million vehicles. This industry investment will average $3 billion a year and provide significant incentive to communities catering to these companies. In contrast to the industrial growth of the northern and interior states, heavy industry will definitely continue leaving Mexico City to outlying communities. However, because the Mexico City metropolitan area still comprises the

--------------------------------------------------------------------------------

                                                      INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

largest consumer market, most companies will focus on locating suitable spaces for distribution or service centers -- mainly in the northern submarkets of the city or in cities close to the metropolitan area.

CHIHUAHUA MARKET
      Chihuahua, being situated approximately 250 miles south of Juarez/El Paso, provides it some of the economic characteristics inherent with cities at the interior of the country: stable population base, low cost of living, adequate housing and large percentage of young workers. Some maquiladora manufacturers favor Chihuahua over Juarez because Juarez has a more transient population, higher employee turnover (approximately nine percent for Juarez versus less than three percent in Chihuahua) and less established social structure. The strength of the Juarez market is its large size, but this also provides some problems that companies can overcome in Chihuahua, with only minimal increases in shipping costs.

      The movement of companies into Juarez or expanding their existing industrial space has increased the industrial inventory by 6.36 million square feet from 1995 to 1997. In Chihuahua, inventory has increased 593,285 square feet from 1996 to 1998, primarily in build-to-suit facilities. Proportionately more speculative construction is occurring in Juarez than Chihuahua. Given current build-to-suit projects in both communities and speculative projects Juarez, future growth should be similar to or exceed these recent historical levels. Industrial development has become very active in the market due to the lack of vacant maquiladora space. This is due to the market consisting of primarily build-to-suit projects (developer constructs a building for a tenant who buys it or leases it), and the minimal business turnover that has occurred since maquiladoras where introduced into the community.

      There are four major industrial parks located in the city of Chihuahua and all four are located in the western and northern quadrants of the city. The majority of the sites within three parks have sold, while land is abundantly available in the fourth, as it has just recently been developed. It is obvious that supply is lagging demand in terms of improved industrial lots and improved buildings that are vacant and available for occupancy. Following is a summary of these four parks:

      The first industrial park, in which the subject is located, is called "Parque Industrial Las Americas" and is on the east side of Preriferico De La Juventud, at the intersection of Avenida De Las Americas. This industrial park is exclusively American companies and contains approximately 35 facilities. Upon physical inspection of the industrial park there were less than five vacant land sites; however, no marketing signs were available. It was reported these were excess land purchases of existing maquiladora facilities that are kept for their expansion. There were no new buildings under construction and vacancies within existing buildings appeared to be less than five percent. Facilities in this industrial park and the other parks pay quarterly dues to AMEACH, which is the association governing maquiladoras in Chihuahua.

      The second industrial park is called "El Saucito" and is on the east side of Preriferico De La Juventud, approximately one mile north of the subject industrial park. This park currently contains seven industrial facilities with no vacancy. There are vacant land sites available within the park, however pricing was not available. TRW is currently under construction on a two-building facility totaling 286,000 square feet, which is scheduled to open in August 1998.

--------------------------------------------------------------------------------

                                                      INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

      The third industrial park is called "Parques De Complejo De Industrial" and is at the northeast corner of Carretera Juarez (Interstate 45) and Avenida Homero. According to our sources, recent building costs within the park have ranged from $24.00 to $27.00 per square foot. Typical construction characteristics would include a build-to-suit building with 15 percent office finish, evaporative cooling of 85 percent, a cafeteria/kitchen, fire-protection but not fire-sprinklered and a six to nine month construction period. Rents range from $4.75 to $5.00 per square foot, triple net, with annual CPI bumps and 7-year minimum lease term. This industrial park is the largest in the community, in terms of land area. This park, also known as "Promotora," is the only state owned park of the four parks noted. The state currently owns less than five percent of the available land inventory. This park contains approximately 20 industrial facilities and no building vacancies were noted. Available land for new construction is priced in the $2.25 to $3.00 per square foot range, and 50 percent building coverage is standard. There was one building under construction at the time of inspection.

      The fourth industrial park is the recently opened "Impulso Parque Industrial." This park is located on the east side of Carretera Juarez (Interstate 45), approximately 10 miles north of downtown Chihuahua. The park encompasses 940,000 square meters and has been subdivided into 80 improved lots. There are two existing facilities located within the park with at least one other planned for construction by year-end 1998. According to C.P. Gilberto Fernandez Leo, manager of the park, smaller lots are listed for sale at $3.00 per square foot and $2.45 per square foot for larger sites. Allowable building densities range from 70 percent for smaller lots to 60 percent for medium and larger lots. New construction costs, excluding land, range from approximately $18.00 to $25.00 per square foot. Concerning build-to-suit projects, rental rates are $5.25 per square foot per year with a minimum 7-year lease term.
Some include a tenant option to buy the building after 7 years.

SUBMARKET SUMMARY

      In summary, land values within the Chihuahua maquiladora industrial market typically range from $2.25-$3.00 per square foot. Building costs range from $20.00 to $27.00 per square foot depending on build-out and characteristics. Rental rates range from $4.75 to $5.25 per square foot, triple-net with minimum 7-year lease terms. It is apparent that most new companies looking for a maquiladora facility in Chihuahua, build new. Whether buying the land and developing a facility themselves or doing a build-to-suit for purchase or lease back, a company would prefer a new facility built to their specifications. Overall, the market exhibits very few vacant buildings for sale or lease. An overall vacancy factor less than three percent for existing buildings is reasonable in the Chihuahua market. This considers a total of 80 buildings situated within the four industrial parks that were surveyed. (it was estimated approximately 80 maquiladoras are within industrial parks in Chihuahua.) Major employers in the city include Motorola, Ford, Interceramic, Datatech, John Deere, Stanley, and TRW. A summary of the maquiladora plants are included on the following pages.

      In conclusion, recent industrial park improvement is providing needed land sites available for immediate construction, however, scarcity of existing buildings for sale and a lack of speculative industrial facilities under construction is providing a cap on supply. This would prevent a manufacturer to enter this market within six to nine months, due to build-to-suit construction being one of the only options.

--------------------------------------------------------------------------------

                                                      INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

Include associacion de maquiladoras 1 of 3


--------------------------------------------------------------------------------

                                                      INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

2 of 3


--------------------------------------------------------------------------------

                                                      INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

3 of 3


--------------------------------------------------------------------------------

                                                           NEIGHBORHOOD ANALYSIS
--------------------------------------------------------------------------------

      The subject property is on the west side of Prolongacion Avenue de Las Americas, S/N, within the Parque Industrial Las Americas in the city limits of Chihuahua, Chihuahua, Mexico. This is immediately east of the Avenida Homero, the major arterial that circles the city. The subject's street frontage is on two interior neighborhood streets within the industrial park, with convenient access to the community's residential base.

      The industrial neighborhood boundaries are Co. NVO Paraiso to the north, Los Mez Quites to the south, C. Socialismo to the east and the Avenida Homero to the west. The area is the first industrial park within the community, established in the late 1970s. It consists of industrial based, U.S. based companies with light manufacturing and warehousing.

      Residential development is situated outside the immediate industrial district's boundaries. Most residents commute to the subject industrial park via public transportation or walk, and few have their owner transportation.

      The Zenith facility, known as Cableproductos de Chihuahua, S.A. de C.V., is one of the larger industrial facilities in Chihuahua and the industrial park. All industrial sites within the subject industrial park has all municipal utilities, including water, sewer, electric and telephone. Water for sprinkler systems within buildings are handled by onsite water storage tanks, which is supplied on the subject site.

      Adjacent to the subject property are single tenant industrial buildings, typical of industrial facilities throughout the other three industrial parks. Improvement ratios are typically 50 to 70 percent of the land area and parking is approximately 5.0 spaces per 1,000 square feet for office areas and one space per 1,000 square feet for industrial space. Buildings have air conditioned office and manufacturing space, and evaporative cooling in the warehouse.

      Chihuahua, as an industrial location is superior to many Frontier communities. First, employee turnover is less due to the stability of long term area residents. Next, the quality of life is superior to most other maquiladora locations due to established permanent subdivisions, rather than temporary housing to meet immediate or temporary employment needs. Another incentive is that cost of labor is less due to the cost of goods and services to service employees.

      The location of the subject is convenient to the municipal work force. One of the major forces driving Zenith and other maquiladora operators in selecting the subject industrial subdivision was the opportunity to stay close to its employees, thus reducing the commute time. It was also one of the few locations at the time that industrial facilities could be constructed within an established park. Coupled with the attractiveness of the industrial park in which it is situated, the subject competes well with newly constructed buildings in the community.

--------------------------------------------------------------------------------

                                                           NEIGHBORHOOD ANALYSIS
--------------------------------------------------------------------------------

Insert chart of major employers in Chihuahua


--------------------------------------------------------------------------------

                                                            PROPERTY DESCRIPTION
--------------------------------------------------------------------------------

SITE DESCRIPTION
Location:                          The site is actually two contiguous sites
                                   separated by an interior neighborhood street.
                                   The sites are located at the northwest and southwest corners of Avendia Prolongacion De
                                   Las Americas and Circuito 5 within the Parque
                                   Industrial Las Americas.

Shape:                             Both are slightly irregular

Area:
      (Plant 4):                   16.02 acres or 697,910 square feet
      (Plant 11):                  2.87 acres or 125,132 square feet

Frontage:                          Along the west side of Avenida Prolongacion
                                   De Las Americas, and the north and south sides of Circuito 4 and 5

Depth:                             Not available

Topography/Terrain:                The sites are generally level and at grade
                                   with the roadway frontages.

Street Improvements:               The subject site (plant 4) has access from
                                   Avenida Prolongacion De Las Americas, a
                                   secondary road that dead-ends at the site of plant 11 which has access from Circuito 5.

Soil Conditions:                   We did not receive nor review a soil report.
                                   However, we assume the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Utilities:                         All standard utilities are available to the
                                   site including water, sewer, electricity, and telephone service. Propane gas is delivered to the site and stored in an above ground propane tank. Two above ground water tanks service the sprinkler systems for the buildings.

Access: The property is accessed via curb cuts along Avenida Prolongacion De Las Americas and Circuito 5.

Land Use Restrictions:             We were not given a title report to review,
                                   but were provided a property description of the property prepared by Baker & McKenzie. We did not discover easements, encroachments, or restrictions that would adversely affect the site's use. However, we recommend a title review to determine whether any adverse conditions exist.

--------------------------------------------------------------------------------

                                                           PROPERTY DESCRIPTION
-------------------------------------------------------------------------------

Flood Hazard:                       Chihuahua receives less than 20 days with
                                    rain and has an annual precipitation of less than 10 inches. Based on our inspection of the site, there is minimal probability of flooding.

Hazardous Substances:               We noted no evidence of toxic waste during
                                    our inspection of the sites. It should be noted that chemicals is stored on-site.
                                    However, it is important to note that we are not experts in this field and therefore recommend the inspection of the subject by an expert in the field of toxic waste. No environmental assessment of the site was provided but is recommended.

Comments:                           Overall, the subject site is well suited for
                                    its current use. Considering current land use patterns in the neighborhood, the site is typical of the area and offers adequate functional utility, with above average locational characteristics for the existing development.

IMPROVEMENTS DESCRIPTION - ZENITH FACILITY ON THE BUILDING SITE

      The subject property consists of three, one-story industrial buildings having a building area of 245,686 square feet. Plant 4 was constructed between 1982 and 1986, with the addition of Plant 4b in 1989. They are situated on a 16.02-acre site. Plant 11 was constructed in 1985 on the adjacent 2.87 acre site. Based on a building area of 245,686 square feet and a building site of
18.89 acres, or 822,848 square feet, an improvement ratio of 30 percent is indicated. The improvements are considered to be in average overall condition at the time of inspection. The facility provides adequate open paved surface parking along the eastern property boundary, adjacent to Prolongacon Avenue de Las Americas. Representatives of Zenith provided the building area calculations, building sizes and land area dimensions. A review of the limited building plans provided appeared to indicate the dimensions to be accurate. The project is currently 100 percent occupied by the owner/occupant. The following table depicts the area of the building allocated by type of use.

               ===========================================================
                  USE                   SQUARE FEET         PERCENTAGE
               ===========================================================
               Office/cafeteria/baths
               Plant 4                    41,246*
               Plant 4b                    2,380
               Plant 11                    7,300                    21%
               -----------------------------------------------------------
               Warehouse
               Plant 4                     9,200
               Plant 4b                   47,620
               Plant 11                   15,840                    30%
               -----------------------------------------------------------
               Manufacturing
               Plant 4                    88,000
               Plant 11                   31,000                    48%
               -----------------------------------------------------------
               Maintenance
               Plant 4                     3,100                     1%
               -----------------------------------------------------------
               Total                     245,686                   100%
               ===========================================================
               * Only 12,300 square feet is office area.

-------------------------------------------------------------------------------

                                                           PROPERTY DESCRIPTION
-------------------------------------------------------------------------------

      The physical inspection coupled with a review of the building plans that were provided by the client provided the basis for the following improvement description.

GENERAL DATA
     Year Built:
      Plant 4:                      1982 and 1986 (north expansion)
      Plant 4b:                     1989
      Plant 11:                     1985

CONSTRUCTION DETAIL (Similar among all three buildings, unless noted)

      Foundation:                   Reinforced concrete

      Floors: 6 inches concrete reported; sealed concrete slab in warehouses, and manufacturing, commercial grade carpet, ceramic tile and granite in the office areas

      Walls: Masonry block and concrete tilt wall construction, with painted finish. Decorative fascia has been added at the front entrance to the offices. Glass storefront is installed at the foyer.

     Roof Structure/Cover:          Rows of semicircular domes galvanized sheet
                                    steel with EPDM cover

      Windows:                      Aluminum fixed-pane windows of various sizes

      Pedestrian Doors:             Hollow metal exterior doors in the warehouse
                                    and manufacturing areas; metal framed plate glass in main entrance and hollow core wood doors in the office

     Loading Doors:                 2 in Plant 4, five in Plant 4b, and 7 in
                                    Plant 11

     Ceiling Height:
      Plant 4:                      19' to 25'4"
      Plant 4b:                     14' to 25'
      Plant 11:                     12' to 20'

MECHANICAL DETAIL

     Heating and Cooling:
      Production Areas:             Evaporative System
      Offices:                      Refrigeration Units
                                    Diesel Heating System
     Plumbing Service:              Water supplied by industrial park (2 wells);
                                    municipal sewer
     Electrical Service:
      Plant 4:                      Supplied by federal power commission (CFE)
                                    2000 KVA transformers
      Plant 4b:                     Supplied by federal power commission (CFE)
                                    150 KVA transformers

--------------------------------------------------------------------------------

                                                            PROPERTY DESCRIPTION
--------------------------------------------------------------------------------


      Plant 11:                     Supplied by federal power commission (CFE)
                                    1550 KVA transformers
     Fire Protection:               Sprinkler Automatic System
     Security Protection:           Security cameras inside the facility, fenced
                                    lot with guard gate and security alarms
                                    installed throughout the building. Full time security personal are on-site.

INTERIOR DETAIL

      Floor Covering:               Offices feature ceramic tile, vinyl and
                                    carpet coverings; warehouse and
                                    manufacturing has exposed concrete slab

      Interior Walls:               Painted and textured gypsum board in the
                                    offices

      Ceiling: Nine-foot ceilings with 2' x 4' or 2' x 2' suspended tile in the offices; no finish in warehouses except for insulation

      Lighting:                     Suspended fluorescent lights in warehouse
                                    and manufacturing; recessed fluorescent
                                    fixtures in office suites
     Rest Rooms:
      Plant 4:                      Male: 17 total on 5 locations, Female: 31
                                    total in 5 locations
      Plant 4b:                     Male: 2, Female: 3

      Plant 11:                     Male: 19 total on 4 locations, Female: 31
                                    total in 4 locations

HAZARDOUS SUBSTANCES:               We are not aware of any other potentially
                                    hazardous materials (such as formaldehyde foam insulation, asbestos insulation, radon gas emitting materials, or other potentially hazardous materials) which may be used in the construction of the improvements. The improvements are new and its is believed all modern materials were used. However, we are not qualified to detect such materials and urge the client to employ an expert in the field to determine if such hazardous materials are present.

AMERICANS WITH
  DISABILITIES ACT:                 The subject property is in Mexico and is not
                                    subject to the Americans with Disabilities
                                    Act (ADA). The ADA became effective January
                                    26, 1992 in the United States. A physical inspection of the subject revealed a ramp at the entrance of the property. However the access to the second floor offices and mezzanine areas there is by way of stairs.
                                    We have assumed the improvements do not meet the requirements of this act, although the building is not under the jurisdiction of compliance and, therefore, no modifications are required.

--------------------------------------------------------------------------------

                                                            PROPERTY DESCRIPTION
--------------------------------------------------------------------------------

SITE IMPROVEMENTS

     On-site Parking:
      Plant 4:                      80 cars
      Plant 4b:                     110 cars
      Plant 11:                     30 cars

      Landscaping:                  The property has small trees, shrubs and
                                    grass along the front of the building, at landscaped islands in the parking lot and at the water retention basin.

COMMENTS:                           The subject was completed in 1982 to 1989
                                    and the improvements are considered to be in average condition. The roof cover was reportedly replaced in 1994 and reportedly has a 15 year guarantee. The normal life expectancy of a building of this type is considered to be 45 years. Although the facility is in average condition and experiencing average maintenance, the effective age is the same as the actual age of approximately 10 years. We have estimated the effective age at 10 years, and remaining economic life at 35 years. The quality of the subject improvements, including the layout and functional utility, are rated average.

PERSONAL PROPERTY
      INCLUDED:                     No personal property within the building was
                                    included in the analysis.

-------------------------------------------------------------------------------

                                                                         ZONING
-------------------------------------------------------------------------------

         The subject site is zoned Light Manufacturing, by the state of Chihuahua. The "Licencia de Uso de Suelo" which is the zoning permit to construct the subject improvements was issued by the government on upon completion of construction and reissued annually. Further, we have reviewed the "Certificado de la Seccion Septima" which reflects the legal survey of the property. The subject improvements appeared to comply with all the requirements establish by the state of Chihuahua law for urban development under article 5to. Fracion II y 125 de la Ley 101 de Desarollo Urbano para el Esatado de Chihuahua. In Mexico, a property could be zoned a certain classification but if it does not have the license for the certain use or the "Licencia de Uso de Suelo", it would be in violation and the user could be forced to cease operations. Municipal officers in Chihuahua indicated that the property is in compliance. The subject property is zoned light manufacturing use and is also reportedly in compliance with all zoning requirements. Additionally, local building contractors indicated that zoning requirements permit a maximum improvement ratio of 70 percent of the land area.

-------------------------------------------------------------------------------

                                              REAL ESTATE ASSESSMENTS AND TAXES
-------------------------------------------------------------------------------

REAL ESTATE TAXES AND ASSESSMENTS

      The subject property was constructed in 1982 to 1989 and periodically assessed for tax purposes. However, the subject is a single tenant facility and taxes are the responsibility of the tenant. The tenant, in this case the owner, has reportedly paid all previous real estate taxes. Because of the lack of comparative buildings in the city of Chihuahua and the state of Chihuahua, and that under this analysis all real estate taxes would be the responsibility of the tenant (does not affect the income to the owner), we have not attempted to estimate the reasonableness of the subject's real estate tax. Further, the local taxing and assessment office could not provide us with an estimate of the subject's real estate taxes.

      Real estate taxes in Mexico are very low compared to the United States. It is unlikely that the subject would be assessed and taxed based on the estimation of market value concluded within this report.

--------------------------------------------------------------------------------

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

HIGHEST AND BEST USE OF SITE

      According to the Dictionary of Real Estate Appraisal, Third Edition
(1993), a publication of the Appraisal Institute, The highest and best use of the site as though vacant is defined as:

     Among all reasonable, alternative uses, the use that yields the highest present land value, after payments are made for labor, capital, and coordination. The use of a property based on the assumption that the parcel of land is vacant or can be made vacant by demolishing any improvements.

     We evaluated the site's highest and best use both as if vacant and as currently improved. The highest and best use must meet four criteria. The use must be:

     (1)  Legally permissible;
     (2)  Physically possible;
     (3)  Financially feasible; and
     (4)  Maximally productive.

AS IF VACANT

LEGALLY PERMISSIBLE

     The first test concerns permitted uses. In the case of the subject, we are analyzing two contiguous building sites, one of 16.02 acres and the other of
2.87 acres, for a total 18.89 acre site improved with three industrial buildings. According to our understanding of the zoning ordinance noted earlier, the sites may be improved with structures that accommodate a variety of light manufacturing, office and accessory uses. As previously reported, the subject sites appear to be a legal and conforming use.

     We would note there are no intended changes in land use regulations for the sites or the immediate area of the neighborhood. Therefore, if vacant, the subject sites could be improved with a similar use as currently exists or adjacent single tenant industrial improvements within the Las Americas industrial park. Therefore, we view zoning as imposing no measurable valuation constraints and within this industrial subdivision, buildings as large as 60 percent of the site area could be improved. Additionally, there are no known deed restrictions that would prohibit development.

PHYSICALLY POSSIBLE

     The second test is what is physically possible. As discussed in the Property Description, the site's size, soil, topography, etc., does not physically limit each sites use. Their size is large enough to accommodate most permitted uses under current zoning. The sites are fully improved, provided with all utilities, have level topography and above average accessibility. Thus, there are no physical barriers that would restrict their development.

FINANCIALLY FEASIBLE

     Based on our analysis, the Chihuahua real estate market has shown stable vacancies, stable rental rates and substantial growth in new supply. Because of steady growth of the local economy after the economic crisis of 1994, an increased demand for space has caused large


--------------------------------------------------------------------------------

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

scale build-to-suit construction to occur in the market. However, speculative building construction has yet to be undertaken on a large scale.

     The subject sites are situated in one of the smaller industrial subdivisions in the community, however their average accessibility, the high level of build-out in the subdivision and location in a desirable industrial submarket provide them with above average accessibility. Further, new buildings could not be immediately added to the submarket which would adversely affect the feasibility of constructing on the subject sites,

     The feasibility of a new project depends on the desire of a company to locate in the city. The industrial market has been driven by only built-to-suit projects. Vacancy is less than three percent and only one new subdivision is offering industrial lots which could provide large scale additions to the market. Rental rates and occupancy levels are expected to remain stable in the near term and it is unlikely that large scale speculative construction will be undertaken in the foreseeable future. Current construction costs of $26 to $30 per square foot, including land, and market rental rates support a first year rate of return in the range of 14.0 to 18.0 percent, supporting feasibility. However, the financial feasibility of any project will depend on the continued desire of a firm to move to Chihuahua and indications are that future demand will at least be similar to historical levels.

     Chihuahua has a feasibility based on its established reputation as being one a stable community with established residential base. It has a skilled employment base and population stability that many border towns do not offer international companies. New companies entering this market are finding out that a relocation from the U.S. to Chihuahua and even Juarez to Chihuahua, increases productivity at lower labor costs. The result of moving operations from the U.S. to facilities that could be constructed on the subject site, could provide labor cost savings to cover the cost of a building in one to three years.

MAXIMALLY PRODUCTIVE

     In our opinion, the improvement of the subject sites with light industrial uses would be physically possible and legally permissible, and financially feasible, even under a speculative construction basis. However, yield rates would be increased if an owner occupant was been predetermined. However, many potential manufacturers cannot meet building demands from existing inventory in Chihuahua, or other northern Mexico communities oriented toward large industrial occupancies and have been unwilling to wait for a lengthy build-to-suit transaction. Thus, the maximally productive use of the site would be for the development of light industrial space oriented towards single tenant occupancy either on a build-to-suit, or speculative basis.

CONCLUSION - AS IF VACANT

     The highest and best use of the subject sites, as if vacant, is believed to be for light industrial development. The sites benefit from a location with proximity to the community's labor force and major arterials. The metropolitan area has shown continued stability in attracting maquiladora companies to the city. In addition, a build-to-suit development is always feasible, as the cost and profit requirements of the developer are being met by market rent levels and construction costs.

--------------------------------------------------------------------------------

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

AS IMPROVED

LEGALLY PERMISSIBLE

     As previously stated the subject's zoning permits light industrial uses. It appears the improved components of the subject site are a legal and conforming use, thereby satisfying the legal permissibility criterion.

PHYSICALLY POSSIBLE

     As previously stated in the Property Description section of this report, the overall design, layout and condition of the improvements are adequate and functional. Therefore, in view of the subject's zoning and physical characteristics, the existing development is considered to satisfy the physically possible criterion of highest and best use as improved.

FINANCIALLY FEASIBLE

     Since the subject was constructed as an owner occupied facility, it has incurred no vacancy since its construction. General real estate operating expenses are reported to be typical of larger industrial facilities in the region. In addition, the space is sufficiently functional to allow an occupant, with potential modification to the interior if needed, to also generate sufficient income to exceed expenses. The subject facility, consisting of three buildings on two industrial sites, could also be modified, or site partitioned to accommodate from one to three tenants. While multitenant facilities are not typical of the market, rental rates would support the economic feasibility of such a division. Therefore, the continued use of the subject as a single tenant facility or partitioning the property to accommodate two to three tenants are financially viable alternatives. However, single tenant usage is most likely given the propensity of this use in the market.

MAXIMALLY PRODUCTIVE

     The subject improvements have been concluded as being physically supportable, legally permissible and financially feasible. Demolition and/or significant renovation are not considered to be financially feasible alternatives. Therefore, as no other utilization of the improvements would result in a higher value, it has been determined the maximally productive use is as improved.

CONCLUSION

     Based on our analysis, we believe the current use of the site, as improved, with a single- occupant (preferably an owner), or if simultaneous demand is evident, leasing as a two to three tenant facility. The three industrial buildings consist of a combination of office and manufacturing/warehouse space which is a proper use of the site within the definition of highest and best use.

--------------------------------------------------------------------------------

                                                           VALUATION METHODOLOGY
--------------------------------------------------------------------------------

     Appraisers have three approaches available to them in valuing improved property: the Cost Approach, the Sales Comparison Approach and the Income Approach. In most instances, the real property interest being appraised (e.g., fee simple, leased fee or leasehold) will dictate the validity of a particular approach.

     The subject property is located in the city of Chihuahua, state of Chihuahua, Mexico. The subject manufacturing facility was constructed for the owner/tenant in 1982 to 1989. Furthermore, the subject property is owned by a U.S. corporation that also has facilities in the U.S., as are most major maquiladora facilities in Chihuahua. In fact, the subject's industrial park is oriented toward U.S. industrial building ownership. Projects within this market were built by the specific company, with the use of a local building contractor, and occupied by the owner. However, in the last few years, other maquiladora markets have experienced increase speculative development and build-to-suit projects oriented for lease, rather than sale. The demand in the rental market in Frontier cities has increased and lending institutions are just now starting to provide financial leverage to building investors. Based on these facts, all three approaches to estimate value, Cost Approach, Sales Comparison Approach and Income Approach will be used in our analysis.

     A detailed Cost Approach was performed, although the older building age makes estimating depreciation somewhat subjective. Improved sales of similar facilities to perform a Sales Comparison Approach were also found in Chihuahua and additional research uncovered sales throughout the Frontier communities of northern Mexico that could have also be used for comparisons. The recently negotiated lease activity and properties available for lease were limited in the community, as most facilities are owner occupied. Therefore, we relied on additional lease activity within Cuidad Juarez for rental comparison within the Income Approach.

     The appraisal process is concluded by a review and re-examinations of each of the approaches to value that have been employed. Consideration is given to the type and reliability of data used, and the applicability of each approach. Finally, the approaches are reconciled and a final value conclusion is estimated.

     The reconciled market value of the fee simple interest has then been re-examined in order to estimate if any deductions need to be undertaken to estimate a liquidation value. At the owners request, a liquidation considers a six month sale period.

--------------------------------------------------------------------------------

                                                                   COST APPROACH
--------------------------------------------------------------------------------

METHODOLOGY

      This approach to value consists of an analysis of the physical value of the property. The principle of substitution, which forms the underlying rationale of this approach, holds that no prudent person will pay more for a property than the amount with which he can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility.

      In the Cost Approach, the following ten steps are typically employed to reach an estimate of value:

      (1) Estimate the value of the land as though vacant and available to be developed to its highest and best use;

      (2) Estimate the replacement cost of the primary structure(s) as of the effective appraisal date. The estimate includes both direct (hard) costs and indirect (soft) costs;

      (3) Estimate other costs (indirect costs) incurred after construction to bring the new, vacant primary structure(s) up to market conditions and occupancy levels;

      (4) Estimate an appropriate entrepreneurial profit from an analysis of the market;

      (5) Add estimated replacement or reproduction cost, indirect costs, and the entrepreneurial profit, often expressed as a percentage of total direct and indirect costs, to arrive at the total replacement or reproduction cost of the primary structure(s);

      (6) Estimate the amount of accrued depreciation in the structure, which is divided into three major categories; physical deterioration, functional obsolescence, and external obsolescence;

      (7) Deduct the estimated accrued depreciation from the total reproduction or replacement cost of the primary structure(s) to derive an estimate of the depreciated replacement cost;

      (8) Estimate replacement costs and depreciation for any accessory buildings and site improvements, and then deduct the estimated depreciation from the replacement costs of these improvements. Site improvements and minor buildings are often appraised at their net value, i.e., directly on a depreciated cost basis;

      (9) Add the depreciated replacement costs of the primary structure(s), the accessory improvements, and the site improvements to obtain the estimated total depreciated replacement cost of all the improvements; and

      (10) Add the site value to the total depreciated replacement cost of all the improvements to arrive at the indicated value of the fee simple interest in the property.

--------------------------------------------------------------------------------

                                                                   COST APPROACH
--------------------------------------------------------------------------------

LAND VALUATION

      Depending on the specific appraisal assignment and/or the value being sought, any of the following methods may be used to value land that is vacant or considered to be unimproved or vacant.

      The first method is the Sales Comparison Approach, which is the process of analyzing sales of reasonably similar, recently sold sites in order to derive an indication of the most reasonable and probable market value of the land being appraised.

      The second method is the Land Residual Approach, which is a valuation technique based upon the premise that income can be divided between land and improvements, and that the residual income to the land can then be capitalized into a value.

      A third procedure, the Subdivision Development Method, may sometimes be used to estimate the value of vacant, usually undivided land, through a process of analyzing the cost to development (including profit) and interest carry relative to the anticipated gross income from the retail sales of individual lots or tracts.

      The fourth and fifth methods, the Allocation and Extraction methods, which are two techniques that permit the distribution of the total value or sales price of a property between land and building.

      The last procedure is the Ground Rent Capitalization method, where ground rents can be capitalized at an appropriate rate to indicate the market value of a site.

      Under the right circumstances, any of the preceding methods may be useful in forming the basis of a valid estimate of land value. However, given the availability of sales data, the Sales Comparison Approach is considered to be the best approach toward valuing the subject site. The most widely used and most market-oriented unit of comparison for properties such as the subject is the sales price per square foot. All of the comparable sales were compared on this basis and adjustments were made to the various comparables. On the following page is a summary of the sales and listings we found most comparable to the subject. These are a culmination of reviewing all known industrial subdivision activity in the community in the last two years. All are situated within established industrial parks in the city limits of Chihuahua.

      As noted earlier, the subject sites are zoned for industrial development under the jurisdiction of Chihuahua. The two contiguous subject sites are similar in location, access, visibility, development potential and differ only in size. This analysis will consider the two subject sites as a single development parcel and provide a single value indication.

      According to our highest and best use analysis, we have concluded single-tenant industrial use would be the most likely development for the subject development parcel. Accordingly, a search was conducted for comparable land sales deemed to be conducive to similar development.

--------------------------------------------------------------------------------

                                                                   COST APPROACH
--------------------------------------------------------------------------------

                             COMPARABLE LAND SALES
                              FROM END OF REPORT




--------------------------------------------------------------------------------

                                                                   COST APPROACH
--------------------------------------------------------------------------------

      The comparables analyzed include two listings and two sales zoned for industrial development in Chihuahua. The sales have occurred in the last 12 months. The preceding table depicts a summary of the land comparables.

      Note that certain adjustments to the sales will be made for comparison purposes, but a degree of subjectivity is involved. We were unable to support the magnitude of the adjustments by paired sales analysis, but the adjustments do reflect our thought processes in comparing one transaction with another.

PROPERTY RIGHTS CONVEYED

      All of the comparable sales involved vacant parcels of land unencumbered by any leases. Therefore, all of the sales set forth herein represent the transfer of the fee simple estate. Consequently, no adjustments are warranted for differences in property rights conveyed.

SELLER FINANCING/CASH EQUIVALENCY

      The sales were purchased on an all cash, or cash equivalent basis. Since we are valuing the subject site based on a cash equivalent sale, no adjustment is necessary.

CONDITIONS OF SALE

      Sometimes sales involve certain elements, which motivate the buyer or seller to pay or accept more or less than the market value of the property. When such influences differ from typical market conditions, adjustments are required. All of the sale comparables were subject to normal (or typical) conditions of sale and required no adjustment. The two listings reflect price levels that are not negotiable with the seller.

MARKET CONDITIONS

      An adjustment for market conditions, often referred to as a time adjustment, reflects a change in the market from the sale date of the comparable to the valuation date of the subject property. An analysis of real estate trends indicates that the market for Chihuahua has remained stable in terms of land pricing. The listings reflect current price levels that buyers would be required to pay, to obtain industrial zoned land within an industrial park. Therefore, an adjustment for changes in market conditions could not be supported.

LOCATION

      An analysis of location involves factors such as proximity to a labor force, major thoroughfares, surrounding influences, and area amenities. The proximity to a labor force is critical in a country like Mexico that does not have a good public transportation system and few industrial employees have automobiles.

      Because of the subject's more urban location and built-out industrial neighborhood, only one land sale could be confirmed within the subject's industrial park. However, there are only four parks within the community and except for Sale L-4, the comparables due not substantiate an adjustment for location. Sale L-4's relatively low price is due to its comparatively large size.

ACCESS/VISIBILITY

      For most industrial properties, easy access, visibility and exposure to a major arterial are helpful but are not paramount for developmental success. However, properties may differ in

--------------------------------------------------------------------------------

                                                                   COST APPROACH
--------------------------------------------------------------------------------

terms of frontage, access to a heavily traveled arterial or highway access. Values for vacant industrial land are influenced by access to highways. It is our opinion that no adjustments to the comparables are warranted.

ZONING

      Adjustments for zoning can be related to several issues, including density, site coverage (floor area ratio), other restrictions, such as open space requirements, etc. The main focus of adjustment under the zoning category would be for use restrictions. As all of the comparable sales are industrially zoned and would allow a similar industrial development as what exists on the subject site, no adjustment is warranted.

UTILITY

      The analysis of site utility considers such physical characteristics as shape, depth, frontage, plottage, corner influence, topography, zoning, the availability of utility services, and encumbrances, i.e. the overall usability of the land. The shape of a property has the potential to restrict the overall utility. The lack or presence of easements and/or restrictions must also be considered in the comparison process.

      As described previously, the subject site is irregular in shape and has a level topography that does not affect the costs of development. All the sales have typical configuration and a level topography, which does not increase the costs of development relative to the subject. None of the comparables have any adverse physical factors, such as flood plain, easements, encroachments, or obvious environmental problems, etc., that influenced their respective purchase prices. Like the subject, each of the comparables offer adequate shape, depth and the availability of utility services. As a result, no adjustments were applied.

DENSITY/SIZE

      The subject encompasses a 18.89 acre building parcel; whereas, the comparables range in size from 2.87 to 77.00 acres. Generally, the rule of quantity discount dictates that the larger the size, the smaller the price per unit, all other factors being equal. As indicated by Comparables L-1 and L-2, and the sale price of Sale L-4, the market does differentiate between size and unit price. Obviously, Sale L-4, at 77 acres, is considerably larger than the subject, warranting a large upward adjustment. Sale L-3, at 2.87 acres, is smaller than the subject, warranting a downward adjustment to its $2.80 square foot price. However, it is logical to conclude a land value for the subject between the list prices of Comparables L-1 and L-2, or $3.00 to $2.45 per square foot, respectively.

--------------------------------------------------------------------------------

                                                                   COST APPROACH
--------------------------------------------------------------------------------

      The following table illustrates the adjustments made to the land comparables.

               ============================================================================================
                        LAND COMPARABLES                 1             2             3             4
               ============================================================================================
               Unadjusted Sale Price                    $745,350    $2,668,050      $350,000    $3,700,000
                 Property Rights Conveyed                     0%            0%            0%            0%
                 Financing Terms                              0%            0%            0%            0%
                 Condition of Sales                           0%            0%            0%            0%
                 Market Conditions                            0%            0%            0%            0%
                                                              --            --            --            --
               Total Adjustments                              0%            0%            0%            0%
                                                              --            --            --            --
               Adjusted Sale Price                      $745,350    $2,668,050      $350,000    $3,700,000
               Adjusted Price/ Sq. Ft.                     $3.00         $2.45         $2.80         $1.10

               Locational & Physical Adjustments
                 Location                                     0%            0%            0%            0%
                 Access/Visibility                            0%            0%            0%            0%
                 Zoning                                       0%            0%            0%            0%
                 Utility                                      0%            0%            0%            0%
                 Density/size                               -10%          +10%          -10%         +250%
                                                            ----          ----          ----         -----
               Total Adjustments                            -10%          +10%          -10%         +250%
                                                            ----          ----          ----         -----

               FINAL ADJUSTED PRICE SQ. FT.                $2.70         $2.70         $2.52         $2.75
               --------------------------------------------------------------------------------------------
               AVERAGE PRICE PER SQ. FT.                   $2.67
               ============================================================================================

      The comparable properties range from cash equivalent prices of $1.10 to $2.80 per square foot before the adjustment process. The indicated value of the subject property after making the necessary adjustments, results in a value ranging from $2.52 to $2.75 per foot, with an average of $2.52 per square foot. Sale L-4 is least reliable to estimate the subject's market value due to the large adjustment required. However, Comparables L-1 and L-2 reflected listing prices which have not yet been obtained. Thus, the subject's market value should fall below the adjusted price of $2.70 and slightly below the $2.67 adjusted average price. Therefore, we have put most emphasis on the $2.52 square foot price of Sale L-3.

      We have estimated the subject's market value of $2.50 per square foot for the subject parcel. This is only slightly below the average adjusted square foot price and considers most weight was given to the adjusted price of Sale L-3. Based upon the subject's highest and best use, it is our opinion the aggregate value of the subject sites are calculated as follows:

      822,848 Square Feet x $2.50/Square Feet =                      $2,057,120
                                                        ROUNDED      $2,060,000

COST OF IMPROVEMENTS

      The subject improvements were evaluated in terms of type of construction, design, and building materials to arrive at an estimate of replacement cost. The cost estimate is inclusive of indirect costs such as architectural and engineering fees, legal fees, inspection fees and closing costs, administrative overhead, the contractor's overhead and profit, as well as the developer's entrepreneurial profit. All direct costs for the base structure and tenant improvements, and the following indirect costs:

       1. Plans, specifications, site improvements, and building permits, including working engineers' and architects' fees;

--------------------------------------------------------------------------------

                                                                   COST APPROACH
--------------------------------------------------------------------------------

      2. Normal fees and interest on funds during the construction period;
      3. Sales taxes on materials; and
      4. Contractor's overhead and profit that includes workmen's compensation, fire and liability insurance, unemployment insurance, etc.

      Our estimate of replacement cost new for the subject improvements is based on information provided by local developers, general contractors and internal information obtained by Cushman & Wakefield/GCI on recently constructed industrial projects. The interviews with the developers and general contractors included an itemized discussion of the applicable costs associated with developing the respective project. Additional consideration for profit was also included.

      Because of the high cost of funds associated with lending institutions in Mexico, that few developer's have access to construction financing, that U.S. financing in Mexico is well below Mexico's internal lending institutional levels and that many developers build with cash, construction interest costs were not considered in the analysis.

      Because of similarities in tenants, builders and construction material costs throughout the Frontier communities; recently constructed facilities from the city of Juarez, also in the state of Chihuahua, and Hermosillo, in the state of Sonora, was considered. A summary of these recent construction projects are summarized:

                   =================================================================================================================

                                                                          BUILDING              BUILDING       SIZE/        COST/
                            LOCATION            TENANT/BUILDER           DESCRIPTION              COST        SQ. FT.      SQ. FT.
                   =================================================================================================================
                   Salvarcar Corridor          Nationwide         10% office, 30' clear,       $1,250,000      50,000       $25.00
                   Juarez, Chihuahua           Processing         AC/Evap

                   Bermudas Ind. Park          N/A                10% office, 30' clear,       $2,300,000     100,000       $23.00
                   Juarez, Chihuahua                              AC/Evap
                   Sin Tierra                  Intermex           10% office, 30' clear,       $1,150,000      50,000       $23.00
                   Chihuahua, Chihuahua                           AC/Evap
                   C.U.M.                      McCulloch          15% office, 22' clear,       $6,396,936     254,960       $25.09
                   Hermosillo, Sonora                             AC/Evap, Mezzanine
                   Las Americas Ind. Park      Genesis            Building Shell, no slab      $1,000,000      50,000       $20.00
                   Chihuahua, Chihuahua
                   Las Americas Ind. Park      SOFI               Building Shell               $1,200,000     100,000       $12.00
                   Chihuahua, Chihuahua
                   Complejo De Industrial      John Deere         28% office, 22' clear,       $5,600,000     106,993       $52.34
                   Chihuahua, Chihuahua                           AC/Evap
                   =================================================================================================================

      The cost comparables suggest a direct building cost range of $23.00 to $25.09 per square foot for an industrial building with 10 to 15 percent office finish, 22 to 30 foot clear height, and AC/Evap throughout the building. A building shell, which excludes any office allocations or measurable partitions, ranges from $12.00 to $20.00 per square foot. Industrial building construction with extensive office allocation and upscale manufacturing finish amounts to $52.34 per square foot.

      The subject is equipped with an office/cafeteria finish of approximately 21 percent, however, most of this area is partitioned for uses other than office. The office allocation is actually only 9 percent. The subject has 12 to 25 foot truss heights and standard manufacturing

--------------------------------------------------------------------------------

                                                                   COST APPROACH
--------------------------------------------------------------------------------

interior finish. The subject does have a portion of the manufacturing area converted to a clean room, providing for air scrubbers in the HVAC system. This would increase a comparative cost only slightly.

      Given the subject's physical characteristics, a cost slightly below the $23.00 to $25.09 per square foot cost for typical industrial buildings with 10 to 15 percent office finish, 22 to 30 foot clear height, and AC/Evap is appropriate for the subject. We have allocated a replacement cost of $21.00 per square foot, or $5,160,000 rounded, when applied to the 245,686 square foot gross building area.

DEVELOPER'S PROFIT

      Developer's profit is difficult to measure in the Frontier communities of Mexico, due to many developer's owning the industrial park (land), build-to-suits have an additional profit percentage on either sales or leases, and developer's are typically the intended tenant of the facility. Only until the last two years were speculative buildings being constructed in the Frontier communities where developer's profit could be accurately measured, however, few developer's have access to the necessary capital to conduct this on a large scale. Currently, Security Capital is one of the only developer's conducting build-to-suits throughout the country.

      Based on recently constructed projects, developer's profit is ranging from 12 to 20 percent of total project costs. In cases where profit falls around 12 percent, the developer also has equity in the land that increases their return. The subject market has remained stable due to the concentration of build-to-suit activity, thus developer's profits range from 13 to 15 percent. Few developers in Chihuahua have the financial leverage to increase their yields.

      The project developer should anticipate a 13 percent profit on the total building cost, excluding land. This is at the low point of the range, given the market's characteristics. The inclusion of a 13 percent developer's profit reflects the entrepreneurial profit/incentive to construct the project and is inherent in supporting the development feasibility for income producing properties.

ESTIMATE OF ACCRUED DEPRECIATION

      Accrued depreciation is the difference between the cost new of improvements and the current value of those improvements. Depreciation includes value losses in three basic categories: (1) physical deterioration, (2) functional obsolescence, and (3) external obsolescence.

      The subject improvements are estimated to have an overall economic life expectancy of approximately 45 years. Based on our observations, the effective age of the improvements is 10 years. Therefore, the remaining economic life of the improvements is 35 years. The use of the economic age-life method of estimating deterioration projects a deduction of 22.2 percent (10 years/45 years).

      Functional or external depreciation was not considered due to the nature of the building improvements and their modern design.

--------------------------------------------------------------------------------

                                                                   COST APPROACH
--------------------------------------------------------------------------------

                         SUMMARY OF THE COST APPROACH

              Total Cost Improvement                                           $5,160,000

              Plus: Developer's Profit                                           +670,800
              Less: Accrued Depreciation (Cost only)                           -1,145,520
                                                                               ----------
              Depreciated Value of the Improvements                            $4,685,280
              Add: Land Value                                                   2,060,000
                                                                               ----------
              Total Property Value                                             $6,745,280

              Rounded to:                                                      $6,750,000

      This value estimate equates to a square foot value of $27.47.

--------------------------------------------------------------------------------

                                                       SALES COMPARISON APPROACH
--------------------------------------------------------------------------------

METHODOLOGY

      In the Sales Comparison Approach, we estimated value by comparing this property with similar, recently sold properties in the Frontier communities of northern Mexico. Inherent in this approach is the principle of substitution, which holds that when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution.

      By analyzing sales that qualify as arm's-length transactions between willing and knowledgeable buyers and sellers, we can identify value and price trends. The basic steps involved in the application of this approach are as follows:

      (1) Researching recent, relevant property sales and current offerings throughout the competitive area;

      (2) Selecting and analyzing those properties considered most similar to the subject, considering changes in economic conditions that may have occurred between the sale date and the date of value, and other physical, functional or locational factors;

      (3) Identifying the sales that include favorable financing and calculate the cash equivalent price;

      (4) Reducing the sale prices to common units of comparison, such as price per square foot of building area (in this case gross leasable area);

      (5) Making appropriate adjustments between the comparable properties and the property appraised; and

      (6) Interpreting the adjusted sales data and draw a logical value conclusion.

      The most widely used and market-oriented unit of comparison for properties such as the subject is the sales price per square foot. All comparable sales were analyzed on this basis. We present on the following page a summary of the improved properties we compared with the subject property.

ANALYSIS OF SALES

      Our market investigations began with an investigation of improved sales that had occurred in the Chihuahua and Cuidad Juarez areas over the last several years. However, due to low vacancy resulting from minimal tenant turnover, that most build to suit projects have the original tenant still occupying the property and that all speculative buildings being constructed are for lease, few sales have occurred within the immediate community of Chihuahua. The building sales investigation was expanded to include a search of industrial sales in northern Mexico communities that also offer similar typed industrial projects, primarily Juarez (within the state of Chihuahua), Matamoros, and Reynosa. The criterion we used was improved sales of modern manufacturing facilities that are appropriate for maquiladora operations.

--------------------------------------------------------------------------------

                                                       SALES COMPARISON APPROACH
--------------------------------------------------------------------------------
Insert improved sales summary at the end of this report











--------------------------------------------------------------------------------

                                                       SALES COMPARISON APPROACH
--------------------------------------------------------------------------------

      Our search included interviews with the following brokerage firms; Enrique Portillo with Cushman & Wakefield/GCI, CB Commercial and Binswanger. We also interviewed the managers of the major industrial parks within the respective communities, the maquiladora managers of most of the property sales and industrial developers with Security Capital and Finsa.

      This sales search uncovered nine sales and two listings within the respective communities that could be used for comparison. These sales are of typical maquiladora industrial facilities which ranged in size from 25,390 to 229,327 square feet and in effective age from new to 17 years. All, but Sale 10, are designed for single tenant occupancy.

      Two of the comparables were actually under construction at the time of inspection and represent build-to-suit transactions, as do two other comparables. Because of the lack of improved inventory available for sale or lease, maquiladora and typical industrial users typically employ a developer to construct a facility, which they will buy upon completion. This provides the developer with a sure sale and provides the buyer with a building designed for their specific manufacturing use. Many buyers have had to default to this process due to the absence of available buildings, the lack of market knowledge, real estate surveys and individuals knowledgeable of all segments of the market.

      With respect to the overall analysis, it appears the variance in sale prices is primarily associated with the quality of the building, if the build-to-suit design created added building costs and if the building is vacant. A vacant building within these markets reflects a somewhat distressed sale that the market discounts substantially. However, it is important to address each property in terms of the conventional sequence of adjustments relative to the subject. The following analysis primarily concentrates on differences meriting adjustment.

PROPERTY RIGHTS CONVEYED

      All but Sale 10 are single tenant facilities that were vacant at the time of sale or purchased as an owner occupant and sold in fee simple. The fee simple interest of the subject is also under consideration. Sale 10 was a two tenant facility with contract lease rates at market levels. A market rent equivalency adjustment is not appropriate and no adjustment is warranted for property rights conveyed.

SELLER FINANCING/CASH EQUIVALENCY

      According to our conversations with parties familiar with the transactions, the financing for the sales were cash to the seller. No adjustment is warranted for financing.

CONDITIONS OF SALE

      We identified no special motivational conditions concerning the comparable sales. Therefore, in our opinion, no adjustments are warranted for special motivational conditions.

TIME (MARKET CONDITIONS)

      Changes in market conditions may be caused by fluctuations in supply and demand, inflation, deflation or other factors. Market conditions generally change over time and, therefore, changes in market conditions from specific past sales should be considered when making a comparative analysis of the property at the valuation date.

--------------------------------------------------------------------------------

      Only sales that occurred after the devaluation of the peso in December 1994 were considered in this analysis. The sales reflect transactions occurring from January 1995 to two projects currently available. Although demand continues to increase in all of the communities in which the sales are situated, adjustments for changes in market conditions cannot be substantiated.

OTHER

      The additional adjustments needed for the comparables are described for each property, with most involving location, condition, age/quality issues or economic characteristics. All sales will be analyzed after the adjustment for excess land, if appropriate. The chart at the end of this analysis will then summarize the comparisons.

      Sales 1, 2 and 3 are situated within the subject's community and reflect sales with similar location. Sales 4 and 5 are situated in Matamoros, a maquiladora community immediately south of Brownsville, Texas. Because of the smaller community and industrial market, coupled with minimal competition within the market, has caused building costs to remain above those in Chihuahua. As such, building sale prices are higher than those reflected in Chihuahua. These sales are adjusted downward as a result.

      Sales 6, 7 and 8 are situated in Juarez, with generally higher land cost basis. A downward adjustment for location is also necessary to reflect the larger community and industrial market size.

      Sales 9, 10 and 11 are situated in Reynosa, a maquiladora community immediately south of McAllen, Texas. Although a smaller community and industrial market, substantially increased demand has caused increase developer competition, including speculative buildings being added to this market. However, building costs remain above those in Chihuahua. As such, building sale prices are higher than those reflected in Chihuahua. These sales are adjusted downward as a result.

      Sale 1 reflects an older transaction within Chihuahua that was vacant at the time of sale. It is also one of the larger buildings in the community and reflected a building with considerable physical deterioration. The buyer subsequently remodeled the interior at considerable cost. The $17.44 per square foot price reflects the sale of a vacant building in need of remodeling. It is inferior to the subject in physical characteristics. As a result of this comparable's inferior physical characteristics, an upward adjustment is warranted.

      Sale 2 consists of the John Deere Cos. recently completed 107,000 square foot light assembly/distribution/office facility. This project opened in April 1997 and took about 9 months to complete. The construction cost was $5,600,000 or $52.34 per square foot, however the project had 30,000 square feet of office (28%) build-out and some specialized tenant improvements. This facility is located in the Parque De Complejo De Industrial and according to our source is located on arguably the best site within the park. The facility is situated on 77 acres, which was purchased for $3,700,000 or $1.10 per square foot. A considerable portion of the land area is excess land and could be resold. An adjustment was made to the price, however at $54.63 per square foot reflects a newer facility with no physical deterioration, has a

--------------------------------------------------------------------------------
higher office finish and generally represents a superior facility. Thus, the subject warrants a market value well below $54.63 per square foot.

     Sale 3 consists of a building totaling 92,000 square feet and is situated on 250,000 square feet of land. The initial asking price was $2,300,000,while the contracted sale price was $1,750,000, or $19.02 per square foot of building area. The building was marketed for approximately 12 months and sold in the fall of 1997. This vacant building was approximately 10 percent office build-out, fully sprinklered, had ground mounted air washers (100 percent), a cafeteria and a functional open production area. There is some added land for expansion, but its proximity to the building would make a sale difficult, therefore no excess was considered. At $19.02 per square foot, this comparable warrants a comparable similar to the subject.

     Sales 4 and 5 reflect industrial building purchases of similar facilities in Matamoros. They range in price from $32.31 to $34.75 per square foot, but a downward adjustment of 5 to 10 percent is warranted for increased building costs in this community. These sales also reflect newer construction, with less physical deterioration. In summary, the subject warrants a market value below $32.31 per square foot, as indicated by these sales. Applying a downward adjustment of 25 percent to these sales due to their superior characteristics, supports a market value range for the subject of $24.23 to $26.06 per square foot.

     Sales 6, 7 and 8 are situated in Juarez, with Sales 6 and 8 located within the Bermudas Industrial Park and Sale 7 within the Salvacar Corridor. Sale 6 is the listing of a 25,390 square foot industrial facility than is 17 years old and has noted functional deficiencies, including low ceiling heights and partitioned interior. However, the adjustment for inferior physical characteristics is offset by the superior land value. At $25.60 per square foot, this price represents an appropriate market value for the subject. Sale 7 is a new facility and Sale 8 is under construction, both build-to-suit projects where the buyer is purchasing the property upon completion of construction. At $44.23 and $31.00, they represent superior locations and physical characteristics that warrant a large downward adjustment to reflect the market value of the subject.

     Sales 9, 10 and 11 are industrial facilities situated in Reynosa. Sale 9 reflects a vacant 83,000 square foot building that is available for sale. Its square foot asking price is less reliable for comparison. Sale 10 is an 8 year old facility, also 83,000 square foot in size and the only multitenant facility considered for comparison. It has a higher office finish and is completely air conditioned. At $50.60 per square foot, this represents the extreme upper market value of maquiladoras in the Frontier communities. Sale 11 is a build-to-suit facility that is under construction and will be purchased by the tenant at completion. At $34.00 per square foot, a downward adjustment is made to reflect the market value of the subject.

SUMMARY

     Overall, Sales 3 and 6 at $19.02 and $25.60 reflect similar comparisons. Sale 1, at $17.44 reflects an inferior comparison. The remaining sales reflect a square foot price range of $31.00 to $54.63 reflect superior comparisons. Thus, a market value between $25.60 to $31.00 per square foot is appropriate for the subject. Discussions with industrial brokers from the respective firms previously noted indicated that this is a reliable indication of market value for the subject.

--------------------------------------------------------------------------------

                                                       SALES COMPARISON APPROACH
--------------------------------------------------------------------------------

                           IMPROVED SALES COMPARISON
        ===============================================================================================
                                                                     SALES           OVERALL RATING
        COMP.                                                        PRICE            RELATIVE TO
         NO.                        PROPERTY                        PER SF*          THE SUBJECT *
        -----------------------------------------------------------------------------------------------
          1        Av. Miguel de Cervante No. 140                    $17.44             Inferior
                   Chihuahua, Mexico
        -----------------------------------------------------------------------------------------------
          2        Parque de Complejo de Industrial                  $54.63             Superior
                   Chihuahua, Mexico
        -----------------------------------------------------------------------------------------------
          3        Los Americas (Neilson Building)                   $19.02             Similar
                   Chihuahua, Mexico
        -----------------------------------------------------------------------------------------------
          4        NEC Av. Ohio and Av. Del Obreno                   $32.31             Superior
                   Matamoros, Mexico
        -----------------------------------------------------------------------------------------------
          5        Av. Poniente                                      $34.75             Superior
                   Matamoros, Mexico
        -----------------------------------------------------------------------------------------------
          6        Boulevard Gomez Morin                             $25.60             Similar
                   Juarez, Mexico
        -----------------------------------------------------------------------------------------------
          7        Avenue de las Torres                              $44.23             Superior
                   Juarez, Mexico
        -----------------------------------------------------------------------------------------------
          8        Bermudas Industrial Park                          $31.00             Superior
                   Juarez, Mexico
        -----------------------------------------------------------------------------------------------
          9        Cleo Building                                     $34.00             Superior
                   Reynosa, Mexico
        -----------------------------------------------------------------------------------------------
         10        Parque Industrial Park                            $50.60             Superior
                   Reynosa, Mexico
        -----------------------------------------------------------------------------------------------
         11        Finsa Industrial Park                             $34.00             Superior
                   Reynosa, Mexico
        ===============================================================================================

       *The rating evaluation considers the net effect of all adjustments on a per unit after the exclusion of excess land

      Comparables 3 and 6, at $19.02 to $25.60 per square foot, reflect the most similar comparisons. However, there are few building opportunities in Chihuahua and if available, the subject would be considered a very desirable facility to a maquiladora operator. As such, we have given most emphasis to the $25.60 square foot price of Sale 6.

      Based on the preceding analysis, an estimated value of $25.50 per square foot is considered reasonable for the subject building improvements and respective building site. We have included the estimated market value of the subject's to arrive at a market value of the fee simple interest in the subject property. Therefore, the subject's total value via the sales price per square foot of building area methodology is:

          245,686 Square Feet x $25.50/Square Feet =            $6,264,993

          Rounded                                               $6,260,000

--------------------------------------------------------------------------------

                                                                 INCOME APPROACH
--------------------------------------------------------------------------------

      The subject facility contains approximately 245,686 square feet. The quality of construction is considered to be average for this facility considering its age and architectural style. The subject was designed for single-tenant occupancy, specific to the current tenant's needs. The market consists primarily of owner occupied buildings and build-to-suit facilities that are sold or leased. Therefore, using the Income Approach can provide an estimate of market value for the subject, but considered less reliable than the Cost or Sales Comparison approaches. Below, we have discussed the process used to estimate market value.

      Properties such as the subject have been leased on a triple net basis, with the tenant paying all operating expenses. If available, the subject would lease on a triple net basis and reflect a market rental rate similar to other leased and available industrial projects in the Chihuahua and Juarez industrial markets. We, therefore, have elected to look at lease rates with triple net terms. In an effort to estimate market rent for the subject, a search was conducted of only industrial facilities which were leased or available for lease in Chihuahua and Juarez and could provide a general indication of market rent.

      Our search uncovered 33 lease comparables in Juarez and two within one industrial park in Chihuahua that have occurred since the beginning of 1995. There are also seven speculative buildings in Juarez under construction that will come available from May to November 1998 and are currently available for lease. We concentrated on leased facilities over 95,000 square feet in size for comparison. This information is shown in the Industrial Rent Comparable Summary below.

                      INDUSTRIAL RENT COMPARABLE SUMMARY

================================================================================================================
                             TENANT/                 BUILDING        TERM          LEASE        ANNUAL LEASE
    COMP                    LOCATION                 SIZE (SF)      (YEARS)         DATE         RATE (NNN)
----------------------------------------------------------------------------------------------------------------
      1        Ademco Corporation                      150,000        5            1996            $5.50
               Fuentas Industrial Park, Juarez
----------------------------------------------------------------------------------------------------------------
      2        Johnson & Johnson                       116,000        5            1996            $6.00
               Rio Bravo Industrial Park, Juarez
----------------------------------------------------------------------------------------------------------------
      3        Foamex                                  113,327        7            1996            $4.40
               Bermudez Industrial Park, Juarez
----------------------------------------------------------------------------------------------------------------
      4        Berg Electronics                        103,000        5            1996            $5.00
               Intermex Industrial Park, Juarez
----------------------------------------------------------------------------------------------------------------
      5        Alcoa Fujicura                          100,000        3            1997            $5.00
               Neptuna Industrial Avenue, Juarez
----------------------------------------------------------------------------------------------------------------
      6        Vishay Intertechnology                  100,000        10           1997            $5.62
               Los Torres Industrial Ave., Juarez
----------------------------------------------------------------------------------------------------------------
      7        Seven Oaks                              113,327        5            1997            $4.60
               Omega Industrial Park, Juarez
----------------------------------------------------------------------------------------------------------------
      8        Vishay Intertechnology                  100,000        10           1997            $5.62
               Carte Blanca, Juarez
----------------------------------------------------------------------------------------------------------------
      9        Federal Mogul                           102,000        10           1997            $5.88
               Omega Industrial Park, Juarez
----------------------------------------------------------------------------------------------------------------
     10        Parequest de Complejo de               40,000 -         7           1997        $4.75 - $5.00
               Industrial, Chihuahua                   120,000
----------------------------------------------------------------------------------------------------------------
    SUBJ.      Prolongacion Avenue De Las              245,686       ---            ---              ---
               Americas, S/N, Chihuahua
               Las Americas Industrial Park
=================================================================================================================

--------------------------------------------------------------------------------

                                                                 INCOME APPROACH
--------------------------------------------------------------------------------

      Trying to compare the rent comparables on a point-by-point basis to the individual subject improvements is difficult, since some are build-to-suit arrangements were the tenant provided some of the capital associated with construction. However, to the best of our knowledge, the lease rates are current and reflect the leasing activity of improved industrial properties. The subject is occupied by an owner/user. Therefore, the comparables are discussed in a general manner.

      The comparables are all smaller than the subject. However, these properties have physical amenities that are generally similar to the subject. Those in Juarez are superior in location due to high land cost basis, but the three leases (represented as Comparable 10) within the Parequest de Complejo de Industrial in Chihuahua have lease rates similar to those in Juarez. On an investment basis, little differentiation exists between the two communities. Age, clear height and percent office build-out also vary, but the market data does not present a clear rental rate variation for these differences.

      Rent Comparables 1, 7 and 9 are situated in the north part of Juarez, with close proximity to the U.S. border crossing and the community's residential base. They produced a range in rental rates from $4.60 to $5.88 per square foot. Rent Comparables 2, 4, 6 and 8 are situated in the southeast part of Juarez, further from the U.S. border crossing and the community's residential base, but is the area with the most industrial growth in the community. They produced a range in rental rates from $5.00 to $6.00 per square foot. Rent Comparables 3 and 5 are situated in the northeast part of Juarez, with close proximity to the U.S. border crossing and the community's residential base. They produced a range in rental rates from $4.40 to $5.00 per square foot. Rental Comparable 10 is actually three leases negotiated in Chihuahua in 1997 at rates of $4.75 to $5.00 per square foot. This provides the most reasonable estimate of market rent, and is supported by the specific lease comparables negotiated in Juarez.

      A quantitative comparison of these properties with the subject property would be very subjective, particularly relating to an adjustment for the subject's large size. However, utilizing a Rental Comparable 10's rate range of $4.75 to $5.00, we have concluded that the subject's reasonable market rent is $4.75 per square foot. Only Comparables 3 and 7 produced lower rental rates, which is appropriate since they are inferior comparisons.

VACANCY

      Vacancy rates in the Chihuahua industrial market were discussed in the Market Analysis section. Vacancy rates have remained in the two to four percent range and our physical observations revealed a vacancy around three percent. We expect occupancy levels will remain stable, due to new construction being primarily build-to-suit activity. Because the subject is configured for single-tenant occupancy, we would not expect turnover to be high over a typical holding period. Therefore, we have projected stabilized vacancy to be 3.0 percent.

EXPENSES

      We have estimated market rent on a triple net basis. Therefore, the landlord is responsible for a limited amount of expenses. These expenses are listed and discussed below.

         Management - Professional management fees were obtained from Cushman & Wakefield/GCI and Finsa. Reportedly, management fees range between 0.5

--------------------------------------------------------------------------------

                                                                 INCOME APPROACH
--------------------------------------------------------------------------------

         percent and 2.0 percent of effective gross income for multitenant industrial facilities and a flat fee of $75,000 to $150,000 for the management of industrial parks with 20 to 40 facilities. We assume professional management will be required in the operation of this property on a limited basis. Therefore, we estimate management expense at 1.0 percent.

         Reserves for Replacement - This item is for replacement of major building components, such as air conditioners, roofing, plumbing, etc. This expense item usually ranges between $0.02 and $0.08 per square foot of building area. We have allocated $0.05 per square foot of total building area per year, or $12,284 annually.

         Miscellaneous - This expense category includes legal and accounting services, real estate taxes and insurance costs during periods of vacancy, telephone and other expense items not included in other classifications. This expense item is estimated to be 2.0 percent of effective gross income.

      Following is an Income and Expense Summary using the above discussed income and expense items.

                          INCOME AND EXPENSE SUMMARY

      Potential Gross Income
           245,686 S.F. @ $4.75/S.F./Year                             $1,167,009
           Less Vacancy (3%)                                            - 35,010
                                                                          ------
      Effective Gross Income                                          $1,131,998
      Less Operating Expenses:
           Management (1%)                              $11,320
           Reserves ($0.05/S.F.)                         12,284
           Miscellaneous (2%)                            22,640
                                                         ------
      Total Operating Expenses                                           -46,244
                                                                      ----------
      NET OPERATING INCOME                                            $1,085,754

DIRECT CAPITALIZATION

      Direct capitalization is used whereby we have assumed all the improvements are leased at a market rental rate, with the appropriate deductions for vacancy and owners expenses under net lease terms. Because some of the sales used in our analysis were owner/user properties, capitalization rates were not always available. However, those sales were capitalization rates could be obtained are summarized:

                    SUMMARY OF OVERALL CAPITALIZATION RATES

              ===================================================
                      SALE               CAPITALIZATION RATE
              ---------------------------------------------------
                       I-4                         15.7%
              ---------------------------------------------------
                       I-5                         14.3%
              ---------------------------------------------------
                      I-10                         11.6%
              ===================================================

--------------------------------------------------------------------------------

                                                                 INCOME APPROACH
--------------------------------------------------------------------------------

      Sale I-4 reflects the purchase of a vacant building that was subsequently leased. At 15.7 percent, this reflects the appropriate overall rate for a vacant building in the Frontier communities oriented toward maquiladora occupancy. Sale I-5 produced an overall rate of 14.3 percent, based on the asking lease rate at the time of purchase. The potential tenant actually decided to purchase the facility and conducted some remodeling at their cost. The seller would have had to provide this additional cost if the buyer would have leased the facility, which would have pushed the rental rate upward. Thus, a 14.3 percent overall rate reflects the low end of the range. The buyer and seller of Sale I-10 indicated that the purchase price was above market levels. This was due to some internal motivations, which could not be confirmed, and pushed the overall rate downward. An overall rate of 11.6 percent is unrealistically low to use in capitalizing net income into value within the Mexico industrial market.

      Another way of deriving overall rates is through the analysis of build-to-suit facilities, where the facility upon completion is subsequently leased to the tenant. Examples of industrial facilities currently under construction and available for lease are summarized:

                            BUILD-TO-SUIT ANALYSIS
        CONSTRUCTION COSTS, INCOME ANALYSIS AND RESULTING OVERALL RATE

=================================================================================================================
                                                  BUILDING       PROJECT        APPROXIMATE         OVERALL
    COMP                   PROJECT                SIZE (SF)        COST         NET INCOME*          RATE
-----------------------------------------------------------------------------------------------------------------
      1        Morelea, Juarez                       60,000      $2,400,000        $313,140         13.0%
-----------------------------------------------------------------------------------------------------------------
      2        Salvacar Industrial Park, Juarez      63,504      $2,032,128        $340,400         16.8%
-----------------------------------------------------------------------------------------------------------------
      3        Juan Gabriel, Juarez                  84,000      $2,772,000        $470,000         17.0%
-----------------------------------------------------------------------------------------------------------------
      4        Magnatec, Reynosa                    136,690      $5,640,000        $710,420         12.6%
=================================================================================================================

      *Net income is based on asking or contract rent, market vacancy and expenses.

      Developers are obtaining overall rates of 12.6 percent to 17.0 percent on their build-to-suit projects. However, many own the industrial park and enhance their yields considerably due to a lower cost basis in the land. The average rate for the four comparables noted is 14.9 percent, versus 13.9 percent for the three sales previously noted. It can be concluded that developers are making an additional yield around 1.0 percent.

      It can be concluded that capitalization rates for industrial product ranges from 11.6 percent to 17.0 percent for institutional-grade properties. Given the subject's location, configuration, construction type and historical use, we have selected an overall rate of 16.0 percent as applied below.

                             DIRECT CAPITALIZATION

          ==================================================================
          Net Operating Income                            $1,085,754
          ------------------------------------------------------------------
          Divided by Overall Capitalization Rate               16.0%
          ------------------------------------------------------------------
          Indicated Value                                 $6,785,963
          ------------------------------------------------------------------
          Rounded to:                                     $6,790,000
          ------------------------------------------------------------------

      Thus, the value indication, via Income Approach, of the subject is estimated to be $6,790,000 on a cash equivalent basis.

--------------------------------------------------------------------------------

                                       RECONCILIATION AND FINAL VALUE CONCLUSION
--------------------------------------------------------------------------------

      Value indications for the subject property by the approaches to value are indicated as follows:

      Cost Approach                                         $6,750,000

      Sales Comparison Approach                             $6,260,000

      Income Approach                                       $6,790,000

      In the reconciliation, each approach to value is reviewed in order to determine the reliability of the data in each and to weigh that approach best represents the actions of typical users and investors in the market.

      The Cost Approach is generally a very reliable estimate of value in a stable economy and when the subject is new construction with little or no depreciation to be estimated. However, the subject property has suffered from some physical deterioration due to its physical and effective age. Regardless, the availability of cost information was reliable and land comparables provided a reliable land value estimate. Because a particular purchaser of the subject would rely less on this approach, we have given it least consideration.

      The Sales Comparison Approach is based on the principle of substitution, which implies that a prudent person will not pay more to buy a property than it would cost to buy a comparable substitute property. The subject property, as improved, was compared with other industrial building sales. The lack of uniformity in the market made it somewhat difficult to objectively adjust the comparables. However, there was adequate sales transactions to rely on, and the square foot prices bracketed an appropriate value indication for the subject. Based on the availability and reliability of the data, coupled with the fact that the subject would likely be purchased by an owner user, the sales comparison approach was given most emphasis in the estimation of market value.

      Given its size and the lack of investment sales occurring in Chihuahua, the subject is less suited to an analysis by direct capitalization. However, a substantial amount of market data was available that could be relied upon. If the subject were bought and sold in the investment market, this approach is very reliable. However, given its single tenant orientation, coupled with its large size, the subject is less desirable to the investment market. Thus, we have given it secondary consideration.

      Therefore, giving most weight to the indication of value via the Sales Comparison Approach, it is our opinion that the market value of the fee simple estate in the subject property, contingent upon the assumptions inherent in this report, as of May 29, 1998, is:

               SIX MILLION FOUR HUNDRED THIRTY THOUSAND DOLLARS
                                  $6,430,000


--------------------------------------------------------------------------------

                                       RECONCILIATION AND FINAL VALUE CONCLUSION
--------------------------------------------------------------------------------

MARKETING TIME

      Marketing time is an estimate of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal. Marketing time is subsequent to the effective date of the appraisal, whereas exposure time, as defined below, is presumed to precede the effective date of the appraisal. The estimate of marketing time uses some of the same data analyzed in the process of estimating the reasonable exposure time and is not intended to be a prediction of a date of sale.

      We have concluded that a marketing period of 12 to 18 months would be required in order to sell the subject property. This reflects the marketing time exhibited by the sale which have been included. The value conclusion expressed in this report is based on the current market conditions, but the large size and length of time required to conduct due diligence would extend the marketing period to at least 12 months.

EXPOSURE TIME

      Under paragraph 3 of the Definition of Market Value, the value estimate presumes that "...a reasonable time is allowed for exposure in the open market." Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal. We have estimated the appropriate exposure time for the subject property to be approximately 12 to 18 months.

LIQUIDATION VALUE

      At the request of the client, we have estimated the liquidation value of the subject property. This assumes a six month sale period, which is less than the estimated marketing period if sold at the market value previously noted. Considerable due diligence would need to be conducted in order to complete a transaction within this period, requiring additional costs associated with the transaction. Further, an intense international marketing campaign would have to be undertaken and potential purchasers targeted within one to two months. Because few firms have this capability, a deduction to the market value would be required.

      Enrique Portillo with Cushman & Wakefield/GCI indicated a deduction of $2.00 to $5.00 per square foot would be required to entice a buyer to close in such a quick period. This would substantiate a deduction of approximately $490,000 to $1,230,000 and reduce the market value estimate to a range of $5,200,000 to $5,940,000, or a midpoint of $5,570,000. However, the lack of existing vacant product in the market would provide additional incentive to market participants and we have estimated the liquidation value at the upper range of the adjusted values. Therefore, the estimate of liquidation value, as of the date of appraisal and assuming a six month sale period, is:

                  FIVE MILLION SEVEN HUNDRED THOUSAND DOLLARS
                                  $5,700,000


--------------------------------------------------------------------------------

                                        ASSUMPTIONS AND LIMITING CONDITIONS
-------------------------------------------------------------------------------

      Appraisal means the appraisal report and opinion of value stated therein; or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

      Property means the subject of the Appraisal.

      C&W means Cushman & Wakefield, Inc., or its subsidiary that issued the Appraisal.

      Appraiser(s) means the employees of C&W who prepared and signed the Appraisal.

      The Appraisal has been made subject to the following assumptions and limiting conditions:

   (1) No responsibility is assumed for the legal description or for any matters that are legal in nature. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

   (2) The information contained in the Appraisal or upon which the Appraisal is based, has been gathered from sources the Appraiser assumes to be reliable and accurate. The owner of the Property may have provided some of such information. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and other factual matters. The Appraisal and the opinion of value stated therein is as of the date stated in the Appraisal. Changes since that date in external and market factors can significantly affect property value.

   (3) The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Possession of the appraisal, or a copy thereof, does not carry with it the right of publication. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Appraisal, C&W does not permit use of the Appraisal by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. If written permission is given by C&W to use the Appraisal, the Appraisal must be used in its entirety and only with proper written qualification as approved by C&W. No part of the appraisal or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

   (4) The Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

   (5) The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to


--------------------------------------------------------------------------------

                                          ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

        discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and
        (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

   (6) The Appraiser or other person identified in the Appraisal bases the physical condition of the improvements considered by the Appraisal on visual inspection. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

   (7) The projected potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has not reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others or the bona fides of actual leases. C&W suggests that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

   (8) The projections of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these projections will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisions for the future in terms of rental rates, expenses, and supply and demand.

   (9) Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value stated in the Appraisal. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances and C&W urges that an expert in this field be employed to determine the economic impact of these matters on the opinion of value stated in the Appraisal.

  (10) If the Appraisal is submitted to a lender or investor with the prior approval of C&W, such party should consider the Appraisal as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

  (11) Unless otherwise stated in the appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value stated in the appraisal. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

--------------------------------------------------------------------------------

                                                   CERTIFICATION OF APPRAISAL
--------------------------------------------------------------------------------

We certify that, to the best of our knowledge and belief:

    (1) Michael L. Miller, MAI, has inspected the property and prepared the report.

    (2)  The statements of fact contained in this report are true and correct.

    (3) The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

    (4) We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

    (5) Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. The appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

    (6) Only Adrian Slater provided significant professional assistance to the persons signing this report. He assisted in collecting market data only.

    (7) Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

    (8) The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

    (9) As of the date of this report, Michael L. Miller, MAI has completed requirements of the continuing education program of the Appraisal Institute.

   (10) We have sufficient knowledge and expertise to appraise the subject property.



Michael L. Miller, MAI
Director
Valuation Advisory Services


--------------------------------------------------------------------------------

                                                                      ADDENDA
--------------------------------------------------------------------------------











                              Subject Photographs
                                 Location Map
                                Building Plans
                          Qualifications of Appraiser






--------------------------------------------------------------------------------

              CABLEPRODUCTOS DE CHIHUAHUA, S.A. DE C.V. (ZENITH)
                   Prolongacion Avenue De Las Americas, S/N
                        Parque Industrial Las Americas

                             COMPARABLE LAND SALES

===================================================================================================================================
    Land       Street Location, Industrial Location     Sale                        Price Per         Land              Land
    Sale                Buyer, City, State              Date       Sale Price      Square Foot        Acres         Square Feet
===================================================================================================================================
     1       Carretera Juarez                         Available      $754,350         $3.00           5.77            251,450
             Available
             Chihuahua, Chihuahua, Mexico

-----------------------------------------------------------------------------------------------------------------------------------
     2       Carretera Juarez                         Available    $2,668,050         $2.45          25.00          1,089,000
             Available
             Chihuahua, Chihuahua, Mexico

-----------------------------------------------------------------------------------------------------------------------------------
     3       Parque Industrial Las Americas             1997         $350,000         $2.80           2.87            125,000
             SOFI
             Chihuahua, Chihuahua, Mexico
-----------------------------------------------------------------------------------------------------------------------------------
     4       Parque De Complejo de Industrial           1997       $3,700,000         $1.10          77.00          3,354,120
             John Deere
             Chihuahua, Chihuahua, Mexico
-----------------------------------------------------------------------------------------------------------------------------------
   Subj.     Prolongacion  Avenue  De  Las  Americas,    N/A           ---             ---           18.89            822,848
             S/N, Las Americas
             Zenith
             Chihuahua, Chihuahua, Mexico
===================================================================================================================================


=======================================================================
    Land
    Sale                                     Comments
=======================================================================
     1                         This reflects one of the smaller
                               lots within the newly developed
                               industrial park, in the north part
                               of the city.
-----------------------------------------------------------------------
     2                         This reflects one of the larger lots
                               within the newly developed
                               industrial park, in the north part
                               of the city.
-----------------------------------------------------------------------
     3                         1997 transaction, purchase by SOFI
                               who constructed 100,000 SF, 2-st.
                               facility as a build-to-suit.
-----------------------------------------------------------------------
     4                         1997 transaction, purchase by Deere
                               who constructed owner/user building;
                               excess land evident
-----------------------------------------------------------------------
   Subj.                       Within Parque Industrial Las
                               Americas, two contiguous sites,
                               average locational aspects.
=======================================================================

              CABLEPRODUCTOS DE CHIHUAHUA, S.A. DE C.V. (ZENITH)
                   Prolongacion Avenue De Las Americas, S/N
                        Parque Industrial Las Americas

                           COMPARABLE BUILDING SALES

=================================================================================================================================
                                                           SALE     BLDG. SIZE                     PRICE      PERCENT     EFFECT.
   NO.          LOCATION/TENANT                            DATE     (SQ. FT.)      SALE PRICE      SQ. FT.     FINISH       AGE
---------------------------------------------------------------------------------------------------------------------------------
    1      Av. Miguel de Cervante No. 140                  March     229,327       $4,000,000      $17.44       15%       11 yrs.
           Chihuahua, Mexico    Vacant                      1996
---------------------------------------------------------------------------------------------------------------------------------
    2      Parque de Complejo de Industrial                April     107,000       $9,300,000      $86.92       28%         New
           Chihuahua, Mexico    John Deere                  1997                   $5,845,868*     $54.63*

---------------------------------------------------------------------------------------------------------------------------------
    3      Los Americas (Neilson Building)               Late-1997    92,000       $1,750,000      $19.02       10%       10 yrs.
           Parque Industrial Los Americas
           Chihuahua, Mexico    D&B to Am. Industries

---------------------------------------------------------------------------------------------------------------------------------
    4      NEC Av. Ohio and Av. Del Obreno                  July      35,596       $1,650,000      $46.35       10%        7 yrs.
           Parque Industrial del Norte                      1995                   $1,150,000*     $32.31*      80% AC
           Matamoros, Mexico    Daniel Industries
---------------------------------------------------------------------------------------------------------------------------------
    5      Av. Poniente                                  January      46,960       $1,597,000      $34.75      100% AC     3 yrs.
           Ciudad Industrial,                              1995
           Matamoros, Mexico    United Technologies
---------------------------------------------------------------------------------------------------------------------------------
    6      Boulevard Gomez Morin                         Available    25,390       $  650,000      $25.60       10%       17 yrs.
           Juarez, Mexico       Vacant

---------------------------------------------------------------------------------------------------------------------------------
    7      Avenue de las Torres                          February     52,000       $2,300,000      $44.23       10%         New
           Salvarcar Corridor                              1998
           Juarez, Mexico       National Processing
           Company
---------------------------------------------------------------------------------------------------------------------------------
    8      Bermudas Industrial Park                         June     100,000       $3,100,000      $31.00       10%        Under
           Juarez, Mexico       Build-to-Suit               1998                                                          Constr.
---------------------------------------------------------------------------------------------------------------------------------
    9      Cleo Building                                 Available    83,000       $2,822,000      $34.00        5%        7yrs.
           Parque Industrial Park
           Reynosa, Mexico      Cleo
---------------------------------------------------------------------------------------------------------------------------------
    10     Parque Industrial Park                           Mid-      83,000       $4,200,000      $50.60       15%        8 yrs
           Reynosa, Mexico      Data Comp                   1996

---------------------------------------------------------------------------------------------------------------------------------
    11     Finsa Industrial Park                            June      50,000       $1,700,000      $34.00       10%         New
           Reynosa, Mexico      AMMEX                       1998
---------------------------------------------------------------------------------------------------------------------------------
  Subj.    Prolongacion Avenue De Las Americas, S/N,        N/A      245,686              ---         ---        5%       10 yrs
           Las Americas Industrial Park
           Chihuahua, Mexico    Zenith
=================================================================================================================================

==============================================================================================================

   NO.           LOCATION/TENANT                           OCCUPANCY             COMMENTS
--------------------------------------------------------------------------------------------------------------
    1       Av. Miguel de Cervante No. 140                   Vacant         Distressed sale of vacant
            Chihuahua, Mexico    Vacant                                     building
--------------------------------------------------------------------------------------------------------------
    2       Parque de Complejo de Industrial                 Owner-         77 acre site purchased for
            Chihuahua, Mexico    John Deere                 occupant        $3.7M, Build-to-suit for
                                                                            owner/tenant
--------------------------------------------------------------------------------------------------------------
    3       Los Americas (Neilson Building)                  Owner-         Asking price was $2,100,000,
            Parque Industrial Los Americas                  occupant        12 month marketing period,
            Chihuahua, Mexico    D&B to Am. Industries                      250,000 SF site, sprinklered,
                                                                            cafeteria
--------------------------------------------------------------------------------------------------------------
    4       NEC Av. Ohio and Av. Del Obreno                  Investor       9.14 acres of excess land,
            Parque Industrial del Norte                                     masonry bldg., good
            Matamoros, Mexico    Daniel Industries                          condition
--------------------------------------------------------------------------------------------------------------
    5       Av. Poniente                                      Owner-        Buyer offered $0.44/SF/Mo.
            Ciudad Industrial,                               occupant       Lease prior to purchase,
            Matamoros, Mexico    United Technologies                        masonry/metal constr.
--------------------------------------------------------------------------------------------------------------
    6       Boulevard Gomez Morin                             Vacant        Brick and concrete building
            Juarez, Mexico       Vacant                                     with 10' clear. Functional
                                                                            deficiencies noted.
--------------------------------------------------------------------------------------------------------------
    7       Avenue de las Torres                              Owner-        Evap. Warehouse, Restra
            Salvarcar Corridor                               occupant       walls, tin roof, 2 docks,
            Juarez, Mexico       National Processing                        Build-to-suit for owner/
            Company                                                         tenant
--------------------------------------------------------------------------------------------------------------
    8       Bermudas Industrial Park                          Owner-        Build-to-suit for owner/tenant;
            Juarez, Mexico       Build-to-Suit               occupant       not completed at inspection
--------------------------------------------------------------------------------------------------------------
    9       Cleo Building                                     Vacant        Tilt and masonry, B-U roof,
            Parque Industrial Park                                          manufacturing bldg.
            Reynosa, Mexico      Cleo
--------------------------------------------------------------------------------------------------------------
    10      Parque Industrial Park                             100%         2-tenant bldg., 26,900 SF
            Reynosa, Mexico      Data Comp                      68%**       recently vacated; $0.52 avg.
                                                                            lease rate; 11.6% OAR
--------------------------------------------------------------------------------------------------------------
    11      Finsa Industrial Park                             Owner-         Build-to-suit for owner/tenant;
            Reynosa, Mexico      AMMEX                       occupant        not completed at inspection
--------------------------------------------------------------------------------------------------------------
  Subj.     Prolongacion Avenue De Las Americas, S/N,         Owner-         Build-to-suit for owner/tenant,
            Las Americas Industrial Park                     occupant
            Chihuahua, Mexico    Zenith
==============================================================================================================

    *Adjusted to reflect exclusion of excess land         **Current occupancy

STATE OF CHIHUAHUA
    Important factors to the state of Chihuahua are employment growth, which provides expansion and new entry of the industrial manufacturing companies which operates maquiladoras. On the following chart we have outlined the employment for the state for the 24-month period from January 1996 to December 1997.

                              STATE OF CHIHUAHUA
                           INDICATORS OF EMPLOYMENT
                                  1996 - 1997

      ZONES           JAN.        FEB.       MARCH       APRIL      MAY         JUNE       JULY
        1996
     PERMANENT       511,250     517,072    520,770     524,011    528,010     534,060    536,506
     EVENTUAL         19,255      20,886     19,067      16,806     17,281      19,284     21,253
     TOTAL           530,505     537,958    539,837     540,817    545,219     553,334    557,759


        1997
     PERMANENT       558,758     570,808    573,375     580,125    586,595     588,088       N/AV
     EVENTUAL         27,813      24,893     23,803      26,904     29,144      29,394       N/AV
     TOTAL           586,571     595,701    597,178     607,029    615,739     617,482       N/AV

       ZONES           AUG.       SEPT.       OCT.        NOV.       DEC.     VARIATION
                                                                                  %
        1996
     PERMANENT       543,956     552,074    565,107     565,445    562,533         9.4
     EVENTUAL         21,421      21,668     23,487      29,293     32,459        76.1
     TOTAL           565,377     573,742    588,594     594,738    594,992        11.7


        1997
     PERMANENT       596,544     604,436    617,428     620,799    615,071         9.3
     EVENTUAL           N/AP        N/AP       N/AP        N/AP       N/AP        N/AP
     TOTAL              N/AP        N/AP       N/AP        N/AP       N/AP        N/AP

Eventual: Excludes the seasonally insured of the country. N/AP: Does not apply. N/AV: Not available. Source: Instituto Mexicano del Seguro Social (IMSS); Mexican Social Security Institute

GRAPH APPEARS HERE